Exhibit 10.7

OFFICE LEASE

between

TR PRESIDENTS PLACE CORP., a Delaware corporation

Landlord

and

UNITED CASUALTY & SURETY INSURANCE COMPANY, a Massachusetts corporation

Tenant

Presidents Place

1250 Hancock Street

Quincy, Massachusetts

i

TABLE OF CONTENTS

PAGE

11.22 APPLICABLE LAW	42

11.23 CUMULATIVE REMEDIES	42

11.24 SUBMISSION NOT AN OFFER	42

11.25 SIGNAGE	42

11.26 CORPORATE AUTHORITY	42

11.27 LIMITATION ON LANDLORD’S LIABILITY	42

11.28 APPLICABLE INTEREST; LATE CHARGE	43

ARTICLE XII EXCULPATION	43

LEASE

This Lease (the “Lease”) is made and entered into this 10th day of November, 2011, by and between TR Presidents Place Corp., a Delaware corporation (“Landlord”), and United Casualty & Surety Insurance Company, a Massachusetts corporation (“Tenant”).

W I T N E S S E T H:

In consideration of the rents on the part of Tenant to be paid, the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Reference Data and Exhibits

1.1 Data.

NAME AND LOCATION OF PROPERTY:	Presidents Place - 1250 Hancock Street, Quincy, Massachusetts 02169, more particularly shown on Exhibit A, attached hereto.

LANDLORD:	TR Presidents Place Corp., a Delaware corporation

LANDLORD’S ADDRESS:

c/o LPC Realty Advisors, Inc.

120 North LaSalle Street, Suite 1750

Chicago, Illinois 60602

Attn.: Jenifer Ratcliffe, President

c/o Lincoln Property Company

President’s Place

1250 Hancock Street

Quincy, MA 02169

And

Holland & Knight LLP

131 South Dearborn Street, 30th Floor

Chicago, Illinois 60603

Attn.: James T. Mayer

LANDLORD’S REPRESENTATIVE:	Brian Lantz c/o LPC Realty Advisors, Inc. 120 North LaSalle Street, Suite 1750 Chicago, Illinois 60602

TENANT:	United Casualty & Surety Insurance Company

TENANT’S ADDRESS:	170 Milk Street, 5th Floor Boston, MA 02109 (until Term Commencement Date - and thereafter at the Demised Premises)

FOR NOTICES TO TENANT:	1250 Hancock Street, Suite 803N Quincy, Massachusetts 02169 (after Term Commencement Date)

with a copy to: Alan L. Packer, Esq. Packer and Movitz, P.C. 195 Worcester Street, Suite 203 Wellesley Hills, MA 02481

TENANT’S REPRESENTATIVE:	Todd S. Carrigan, President

SCHEDULED COMPLETION DATE:	April 1, 2012

TERM COMMENCEMENT DATE:	April 1, 2012

TERM:	Sixty-four (64) months

ANNUAL FIXED RENT:

Months	Rate p/s/f	Annual Fixed Rent	Monthly Installments
1-64*	$18.50/rsf	$58,367.50	$4,863.96

The Annual Fixed Rent is subject to escalation on account of escalation for Tenant’s pro-rata increases in Operating Expenses and Real Estate Taxes in accordance with Article IV.

*       Notwithstanding anything contained in this Lease to the contrary, Tenant’s monthly installments of Annual Fixed Rent shall be abated during months 1 through 4 of the Term (the “Abatement Period”), pursuant to the terms of Section 4.7 herein.

RENT COMMENCEMENT DATE:	August 1, 2012

SECURITY DEPOSIT:	$4,863.96

COMMERCIAL GENERAL LIABILITY INSURANCE LIMITS:	$2,000,000 combined single limit for Bodily Injury and Property Damage

DEMISED PREMISES:	Approximately 3,155 rentable square feet (“RSF”) on the eighth (8th ) floor of the Commercial Building’s north tower as shown on Exhibit B, as presently known and numbered as Suite 803N.

PERMITTED USE:	Business office use consistent with the uses of a first class office building.

PARKING:	Tenant shall be entitled to use three (3) reserved parking spaces (in the locations shown on the Parking Plan attached hereto as Exhibit F) and seven (7) unreserved parking spaces at no cost to Tenant; provided, however, that the signage for the reserved spaces shall be at

BASE OPERATING EXPENSE AMOUNT:	Tenant’s sole cost.

The actual Operating Expenses for the calendar year 2012.

BASE REAL ESTATE TAX AMOUNT:	The Real Estate Taxes for fiscal year 2012, which commenced on July 1, 2011.

TENANT’S PRO RATA SHARE OF OPERATING EXPENSES:	Initially .9038%, subject to adjustment in accordance with Sections 1.4(h) and 11.20.

TENANT’S PRO RATA SHARE OF TAXES:	Initially .9038%, subject to adjustment in accordance with Section 11.20.

TENANT IMPROVEMENTS:	Landlord shall construct the initial leasehold improvements in accordance with the terms and provisions of Article V, at no additional cost to Tenant, except to the extent specifically otherwise provided in Article V.

BROKERS:	Lincoln Property Company, CSE Inc. (“Lincoln Property Company”), whose fee shall be paid by Landlord. Lincoln Property Company shall be entitled to compensation in accordance with its existing agreement with Landlord. Payment of compensation to the Broker shall be 50% on lease execution and the balance on the first to occur of (i) the date Tenant first pays Fixed Rent or (ii) the date Tenant first occupies the Demised Premises for the conduct of business.

1.2 Effect of Reference to Data. Each reference in this Lease to any of the titles contained in Section 1.1 shall be construed to incorporate the data stated under that title and execution of this Lease by Landlord and Tenant shall be construed to mean agreement to be bound by all of the terms in Section 1.1, together with all of the terms contained in each and every Article, Section, Addendum, Exhibit and Rider of this Lease, and further such execution shall be construed to be a representation by each that the execution has been duly authorized by the entity whom the Landlord and Tenant purport to represent.

1.3 Exhibits. The exhibits below in this Section 1.3 are incorporated in this Lease by reference and are to be construed as a part of this Lease:

EXHIBIT A	Site Plan showing the Property

EXHIBIT B	Floor Plan, including the Demised Premises

EXHIBIT C	Diagram of Wall Relocation

EXHIBIT D	Janitorial Specifications

EXHIBIT E	Rules and Regulations

EXHIBIT F	Parking Plan

EXHIBIT G	Wainscoting, Chair Rail and Baseboard Plan

1.4 Certain Definitions. Each reference in this Lease to any of the following terms shall be construed to incorporate the data stated for that term in this Article I:

(a) Base Year: For Operating Expenses during the Term, “Base Year” shall mean the calendar year 2012. For Real Estate Taxes during the Term, “Base Year” shall mean the fiscal year 2012, which commenced on July 1, 2011. Landlord shall provide Tenant with statements of the Operating Expenses and Real Estate Taxes for the Base Year in accordance with the provisions of Section 4.5. The actual Operating Expenses incurred for calendar year 2012 shall be extrapolated on an item-by-item basis to the estimated Operating Expenses that would have been incurred if the Commercial Building were ninety-five percent (95%) occupied for such year and the amount thus extrapolated shall, for the purposes of this Lease, be the Base Operating Expenses over and above which escalation is payable.

(b) Commercial Building: That certain multi-use commercial building with a north tower and a south tower located at Hancock, Coddington, Washington Street and Faxon Avenue in Quincy, Massachusetts, being a portion of the project known as Presidents Place, as shown on Exhibit A attached hereto, and comprising three hundred forty-nine thousand and eighty-five (349,085) rentable square feet (the “Total Rentable Area of the Commercial Building”).

(c) Commercial Building Land: The land upon which the Commercial Building is located, including any additions and less any deletions thereto resulting from the change of any abutting street line.

(d) Commencement Date: April 1, 2012.

(e) Common Areas: All those portions of the Property which are not a part of the rentable area of the Demised Premises or part of the rentable area of the demised premises of other tenants of the Commercial Building, including, but not limited to, mechanical areas, common lobbies, corridors, stairways, elevators, loading platforms, common walkways and driveways, and, if the Demised Premises include less than the leasable area of any floor, the common toilets, corridors and elevator lobby of such floor.

(f) Lease Year: The term “Lease Year”, as used herein, shall mean the twelve (12) month period commencing on the Commencement Date or a successive twelve (12) month period included in the Term commencing on the anniversary of that day, but if the Commencement Date is not the first day of a month, the first Lease Year shall commence on the first day of the first full calendar month following the Commencement Date and if the expiration of the Term or the earlier termination of the Lease does not coincide with the termination of such a twelve (12) month period, the term “Lease Year” shall mean the portion of such twelve (12) month period before such expiration or termination.

(g) Operating Expenses: The cost of operation, maintenance and repair of the Property, excluding the cost of special services rendered to tenants (including Tenant) for which a separate charge is made, but including, without limitation, the following: premiums for insurance carried with respect to the Property (including public liability insurance, insurance against loss in case of fire or casualty including loss of one year’s Annual Fixed Rent and Additional Rent which may be due under this Lease and other leases of space in the Commercial Building, and including such insurance as may be required by any mortgagee of the Property); compensation and all fringe benefits, workers’ compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operation, maintenance, or cleaning of the Property; all utility charges not billed directly to tenants by the utility or Landlord (excluding utility charges separately chargeable to tenants for additional or special services); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs, including cost of painting, replacement of wallcoverings and carpets for Common Areas only, and replacement of lighting fixture components; cost of maintenance-related machinery and fixtures (each of which shall be amortized on a straight line basis over such item’s useful life in accordance with generally accepted accounting principles (“GAAP”) or Internal Revenue Code (“IRC”) guidelines); cost of snow removal, care of landscaping, and grounds maintenance; cost of seasonal decorations; payments under service contracts with independent contractors; management fees; interest on working capital borrowed by Landlord in anticipation of receipts by tenants; amortization of the cost of new or replacement capital items for Common Areas, (each of which shall be amortized on a straight line basis over such item’s useful life in accordance with either GAAP or IRC guidelines); with reasonable interest on the unamortized amount (such amortization and interest thereon being referred to herein as the “Charge Off’) that are installed for the purpose of reducing Landlord’s operating costs or are required by law or determined, in Landlord’s reasonable judgment, to be necessary in order to prevent injury to persons or damage to property or otherwise to alleviate the risk to life or safety due to a dangerous condition or to prevent deterioration or further deterioration of a condition which can not reasonably be repaired by ordinary maintenance procedures; if the Commercial Building shares Common Areas or facilities with another building or buildings not presently part of the Property, the Commercial Building’s pro rata share (as reasonably determined by Landlord) of the cost of cleaning, operating, managing (including the cost of the management office for such buildings and facilities), maintaining and repairing such Common Areas and facilities; cost of professional consultants, including legal, accounting, promotion, engineering, mechanical, and other consultants reasonably required by Landlord; and all other reasonable and necessary expenses paid in connection with the operation, cleaning, maintenance, lighting, heating and ventilation of the Property; provided that, if during any portion of the calendar year for which Operating Expenses are being computed, less than ninety-five percent (95%) of the total Rentable Area of the Commercial Building was occupied by tenants, actual Operating Expenses incurred shall be extrapolated by Landlord on an item-by-item basis to the estimated Operating Expenses that would have been incurred if the Commercial Building were ninety-five percent (95%) occupied for such year, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such year; and all other expenses customarily incurred in connection with the operation and maintenance of comparable office buildings in the greater Quincy/Braintree submarket of the Metropolitan Boston area.

The following shall not be deemed Operating Expenses:

(i)	any cost representing an amount paid to any person, firm, corporation or other entity related to or affiliated with Landlord, which amount is in excess of the amount which would have reasonably been paid in the absence of such relationship for comparable work or services for comparable buildings in the greater Quincy/Braintree area;

(ii)	cost of improvements, if any, required to bring the Common Areas into compliance with the present provisions of the ADA (as defined in Section 7.13),; but any improvements required to be made pursuant to legal requirements affecting or governing the operation and maintenance of the Property hereinafter enacted or promulgated shall be deemed Operating Expenses, and to the extent same constitutes a capital cost or capital expenditure, it shall be amortized on a straight line basis over such item’s useful life in accordance with either GAAP or IRC guidelines;

(iii)	costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Commercial Building) to the extent that Landlord is entitled to reimbursement for such costs other than through the Operating Expense pass-through provisions of such tenants’ leases;

(iv)	costs incurred by Landlord for the repair of damage to the Commercial Building and/or to the Commercial Building Land to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants, warrantors or other third parties;

(v)	costs incurred with respect to the installation of tenant improvements made for other tenants in the Commercial Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Commercial Building;

(vi)	salaries and bonuses of officers and executives of Landlord above the level of Building Manager;

(vii)	tax penalties and interest incurred as a result of Landlord’s negligence or inability or unwillingness to make tax payments when due, so long as such penalties or interest do not result from Tenant’s breach of the Lease or Tenant’s failure to make timely payment of any sum due under the Lease;

(viii)	brokerage commissions, finders’ fees, attorneys’ fees and other costs incurred by Landlord in leasing or attempting to lease space in the Building;

(h) Operating Expenses Allocable to the Demised Premises: For any calendar year within the Term or fraction of a calendar year at the beginning or end thereof commencing in calendar year 2012, Tenant’s share of Operating Expenses for the Property for such period (such expense for any partial calendar year being pro-rated), shall be computed by multiplying Operating Expenses for the Property by a fraction, the numerator of which is the rentable area of the Demised Premises and the denominator of which is the Total Rentable Area of the Commercial Building, and shall be paid by Tenant pursuant to the terms of Article IV; provided, however, that the denominator of such fraction may reasonably be adjusted by Landlord on an item-by-item basis to reflect the fact that in accordance with their respective leases, Tenant and other tenants in the Commercial Building do not receive certain of the services which constitute the basis for the calculation of Operating Expenses Allocable to the Demised Premises. The purpose of this Section is to allow Landlord to collect for its actual expenses, but in no event shall Tenant be charged for services it does not receive but only certain other tenants do.

(i) Parking Garage: The Presidents Place Parking Garage, a multi-level parking structure located on the Parking Garage Land, as shown on Exhibit A attached hereto. The cost of operation, maintenance and repair of the Parking Garage is included as part of Operating Expenses.

(j) Parking Garage Land: The land upon which the Parking Garage is located, including any additions and less any deletions thereto resulting from the change of any abutting street line, as shown on Exhibit A attached hereto.

(k) Property: The Commercial Building, Commercial Building Land, Parking Garage, and Parking Garage Land, as such terms are defined in the Article I.

(l) Real Estate Taxes Allocable to the Demised Premises: For any calendar year within the Term or fraction of a calendar year at the beginning or end thereof, Tenant’s share of Real Estate Taxes for the Property, computed by multiplying Real Estate Taxes for the Property by a fraction, the numerator of which is the rentable area of the Demised Premises and the denominator of which is the Total Rentable Area of the Commercial Building, to be paid by Tenant pursuant to the terms of Article IV; provided, however, that the denominator of such fraction may be adjusted by Landlord pursuant to the provisions of Section 11.20 hereof.

(m) Real Estate Taxes for the Property: All taxes and special assessments of every kind and nature assessed by any governmental authority on the Property which Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of all or any part of the Property and reasonable expenses of any proceeding for abatement of taxes. Abatement proceedings are pending with respect to the Base Tax Year. If the Real Estate Taxes are abated, then the increase, if any, shall be determined on the basis of the Base Real Estate Tax Amount as abated. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined, pro rated to the extent such year in respect of which such taxes are being determined, pro rated to the extent such year is only partially within the Term. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other tax or charge shall in whole or in part be substituted for such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property, such tax or charge shall be included in the term “Real Estate Taxes for the Property”.

(n) Rules and Regulations: The Rules and Regulations set forth on Exhibit E, as may be amended or restated by Landlord from time to time.

ARTICLE II

Demised Premises; Appurtenant Rights and Reservations

2.1 Lease of Demised Premises. Landlord demises and leases to Tenant and Tenant rents from Landlord, upon and subject to and with the benefit of the terms, covenants, conditions, and provisions hereinafter set forth, the Demised Premises.

2.2 Right to Use Common Areas. Tenant shall have, as appurtenant to the Demised Premises, the right to use in common with Landlord and all others to whom Landlord may from time to time grant rights, and subject to the rights reserved to Landlord in this Article II and the Rules and Regulations: (a) the common lobbies, toilets, corridors, stairways, elevators and loading platforms of the Commercial Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Demised Premises, and (b) common walkways and driveways necessary for access to the Commercial Building. Tenant agrees to abide by such Rules and Regulations and to use its best efforts to cause its concessionaires, others, employees, agents, customers and invitees to conform thereto.

2.3 Right to Use Parking Spaces. Tenant shall have, as appurtenant to the Demised Premises, solely to the extent of the number of unreserved and reserved Parking Spaces set forth in Article I hereof, the right to use, subject to the rights reserved to Landlord in this Article II and the Rules and Regulations, the number of parking spaces as set forth in Article I hereof. Tenant understands and agrees that the Parking Spaces to which Tenant is entitled are unreserved, that other persons have rights to the use of unreserved spaces in the Parking Garage and that availability to Tenant shall be on “first come” basis in common with others entitled to the use of the Parking Garage. The use of the spaces allocated to Tenant shall be at no additional cost to Tenant, except that Tenant shall pay its pro-rata share set forth in Article I of any increased costs attributable to the operation, maintenance and repair of the Parking Garage.

2.4 Landlord Reservations. After reasonable notice to Tenant, Landlord shall have the right from time to time, without unreasonable interference with Tenant’s use: (a) to construct other buildings or improvements on the Property and to relocate the various buildings and Common Areas shown on the site plan, and to make other reasonable changes from time to time in any of the common facilities or the Property; (b) to install, use, maintain, repair, replace and relocate for service to the Demised Premises and/or other parts of the Commercial Building, pipes, ducts, conduits, wires and appurtenant fixtures, whenever located in the Demised Premises or Commercial Building, (c) to enter onto the Demised Premises for the purpose of carrying out its maintenance and repair obligations hereunder, (d) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better, (e) to remove, at Tenant’s expense, any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or other items or structures of any kind or nature not consented to by Landlord in writing or otherwise permitted hereunder, and (f) to show the Demised Premises to prospective tenants during the nine (9) months preceding expiration of the Term or any Option Term, if applicable, and to prospective purchasers and mortgagees upon twenty-four (24) hours prior notice. No action by Landlord hereunder shall subject Landlord to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such changes of Common Areas or construction or relocation of buildings be deemed actual or constructive eviction. All Common Areas and facilities not within the Demised Premises, which Tenant may be permitted to use and occupy, are to be used and occupied subject to such right on the part of Landlord.

ARTICLE III

Term

3.1 Term. Tenant shall have and hold the Demised Premises for a period commencing on the Commencement Date, and continuing for the Initial Term unless sooner terminated as provided in this Lease, except that if the Commencement Date shall be a date other than the first day of a calendar month, the Term of the Lease shall also include the first fractional month.

3.2 Option to Extend.

(a) Tenant shall have one (1) option to further extend the Term of this Lease (the “Option to Extend”) for one (1) additional term of five (5) years (the “Extension Term”). Tenant must exercise the Option to Extend at least nine (9) months prior to the Expiration Date by giving written notice to Landlord (the “Extension Notice”). The Fixed Rent payable by Tenant to Landlord for the first year of the Extension Term (“Initial Fixed Rent”) and for subsequent years during the Extension Term (“Subsequent Years Fixed Rent”) (such rent to increase by agreed, fixed amounts every year over the term of the Extension Term) shall be the then Fair Market Rent (as defined hereafter). Notwithstanding anything contained herein to the contrary, the Initial Fixed Rent and Subsequent Years Fixed Rent for the entire Extension Term shall all be determined within fifteen (15) business days following Tenant’s delivery of the Extension Notice, pursuant to paragraph (b) below.

(b) The term “Fair Market Rent” shall mean the Initial Fixed Rent and the Subsequent Years Fixed Rent, expressed as an annual rent per square foot of rentable area, which Landlord would have received from leasing the Demised Premises for the Extension Term to any person or entity unaffiliated with Tenant, assuming that such space were to be delivered in its “as-is” condition, and taking into account the prevailing market rate for comparable space in the Commercial Building and comparable buildings in the greater Quincy/Braintree submarket of the metropolitan Boston area (as evidenced by recent lease transactions in the past six (6) months), taking into account the size of the Demised Premises, the length of the extension term, annual market fixed rent escalations, annual operating expense escalations and the credit of Tenant. The Fair Market Rent, the Initial Fixed Rent and the Subsequent Years Fixed Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

Within fifteen (15) business days following Tenant’s delivery of the Extension Notice to Landlord, Landlord shall deliver to Tenant in writing Landlord’s opinion as to the Fair Market Rent, the Initial Fixed Rent and the Subsequent Years Fixed Rent for the Demised Premises for the Extension Term (“Landlord’s Offer”) and Tenant shall have fifteen (15) days following receipt of Landlord’s Offer to either accept or reject such offer (“Fifteen Day Period”). If Tenant accepts Landlord’s Offer, then Tenant shall notify Landlord in writing of such acceptance and the parties shall promptly execute an amendment to Lease evidencing the Fair Market Rent, the Initial Fixed Rent, and the Subsequent Years Fixed Rent for the Extension Term and any other material terms relating to such Extension Term. In the event Tenant fails to object in writing to Landlord’s determination of the Fair Market Rent, the Initial Fixed Rent and the Subsequent Years Fixed Rent for the Demised Premises for the Extension Term prior to the expiration of the Fifteen Day Period, as provided above, such determination shall be deemed conclusive and binding upon the parties for the purposes of the Option to Extend set forth herein. If Tenant rejects the Landlord’s Offer and Tenant is not able to obtain Landlord’s consent to an alternative determination of Fair Market Rent, the Initial Fixed Rent and the Subsequent Years Fixed Rent for the Demised Premises for the Extension Term within the Fifteen Day Period, then Landlord and Tenant shall each designate a licensed Massachusetts real estate broker with at least five (5) years of experience in leasing space in comparable commercial buildings located in the greater Quincy/Braintree submarket of the metropolitan Boston area, and notify the other party of the identity of its broker within ten (10) business days following the expiration of the Fifteen Day Period (“Broker Selection Period”). Within thirty (30) days following the end of the Broker Selection Period, each broker shall submit their written opinion as to the Fair Market Rent, the Initial Fixed Rent and the Subsequent Years Fixed Rent for the Demised Premises for the Extension Term, taking into account the criteria set forth above. If a party fails to appoint a representative within the Broker Selection Period, the determination of the sole broker appointed shall apply. Each party shall pay the fees and expenses of its own broker and shall share equally the fees and expenses of a referee (subject to the Landlord Referee Share Limit below), if one is required. If two brokers are appointed and the determinations are capable of direct comparison and the higher determination is less than one hundred five percent (105%) of the lower one, the Fair Market Rent shall be the average of the determinations. If the determinations are not sufficiently similar in approach to ascertain that they are within 105% of one another or they are similar in approach but further apart, the experts shall, within five (5) business days of the last broker’s determination, attempt to mutually select a disinterested, licensed Massachusetts appraiser skilled in determining rental rates for similar commercial buildings in the Quincy/Braintree submarket of the metropolitan Boston area as a referee. If they cannot agree on a referee, either party may ask the President of the Greater Boston Real Estate Board to appoint a referee possessing the qualifications above for them. The referee, selected by either means, must have the same type of qualifications as the brokers, except that the referee must not have been employed regularly or as a consultant during the prior twelve (12) month period by either Landlord or Tenant. Within thirty (30) days of his or her appointment, the referee must determine the Fair Market Rent within the range of the two (2) brokers’ determinations, and that determination shall be established as the Fair Market Rent for the Extension Term. Notwithstanding anything contained in this Section 3.2 to the contrary, Landlord’s share of the cost for the referee shall not exceed Two Thousand and 00/100 Dollars ($2,000.00) (“Landlord Referee Share Limit”), and Tenant shall be solely responsible for the cost of Landlord’s share of the referee that exceeds such Landlord Referee Share Limit.

Should the Term be extended hereunder, Tenant shall execute an amendment modifying this Lease within ten (10) business days after Landlord presents same to Tenant, which agreement shall set forth the Fair Market Rent, the Initial Fixed Rent and the Subsequent Years Fixed Rent for the Demised Premises for the Extension Term, and the other economic terms and provisions in effect during the Extension Term. Should Tenant fail to execute the amendment within ten (10) business days after presentation of same by Landlord, time being of the essence, Tenant’s right to extend the Term of the Lease shall, at Landlord’s sole option, terminate, and Landlord shall be permitted to lease the Demised Premises to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.

ARTICLE IV

Rent

4.1 Monthly Fixed Rent Payments. Tenant shall pay to Landlord, without notice, offset, abatement, deduction or demand, equal monthly installments of the Annual Fixed Rent (sometimes hereinafter referred to as “Fixed Rent”), in advance, on the first day of each full calendar month of the Term commencing on the Rent Commencement Date, and the corresponding fraction of said equal monthly installment for any fraction of a calendar month at the beginning or the end of the Term, by check made payable to Landlord’s order, submitted to the property manager at the Commercial Building, or at such other place or to such other person as Landlord shall from time to time designate by written notice to Tenant.

4.2 Adjustment for Operating Expenses Allocable to the Demised Premises. If, with respect to any calendar year within the Term or fraction of a calendar year at the beginning or end thereof, the Operating Expenses Allocable to the Demised Premises (as defined in Section 1.4(h) hereinabove) for a full calendar year exceed the Base Operating Expense Amount set forth in Article I hereof (or for a fractional year, the Base Operating Expense Amount as pro rated), then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess in accordance with the terms of Section 4.4.

4.3 Adjustment for Real Estate Taxes Allocable to the Demised Premises. If, with respect to any fiscal year within the Term or fraction of a fiscal year at the beginning or end thereof, the Real Estate Taxes Allocable to the Demised Premises for a full fiscal year exceed the Base Real Estate Tax Amount set forth in Article I hereof (or for such fractional year, the Base Real Estate Tax Amount as pro rated), then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess in accordance with the terms of Section 4.4.

4.4 Statements; Due Dates of Additional Payments.

(a) Not later than ninety (90) days after the end of the first calendar year of the Term, or fraction thereof ending December 31, and for each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render to Tenant statements, in reasonable detail and according to generally accepted accounting practices consistently applied, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses Allocable to the Demised Premises, and the Real Estate Taxes Allocable to the Demised Premises. Said statements shall also show for the preceding year or fraction thereof, the amounts already paid by Tenant as Additional Rent and the amounts remaining due from Tenant for the calendar year or other period covered by each statement. Within thirty (30) days after the date of delivery of such statements, Tenant shall pay to Landlord, as Additional Rent, the balance of the amounts, if any, required to be paid to Landlord pursuant to Sections 4.2 and 4.3. In addition, following the delivery to Tenant of each statement referred to above, effective as of the first day of January prior to the delivery of such statements, and on the first day of each month thereafter during the Term, Tenant shall pay to Landlord, on account toward Tenant’s share of increases in Operating Expenses for the Property and Real Estate Taxes for the Property, one-twelfth (1/12) of the total annualized amount that Tenant was required to pay with respect to the preceding year, or portion thereof, as shown on the most recent statements delivered by Landlord to Tenant. If the amount paid by Tenant as an estimate exceeds the actual amount due, Landlord shall credit such excess against future rental obligations.

(b) Except as otherwise specifically provided herein, any sum, amount, item or charge designated or considered as Additional Rent in this Lease shall be paid by Tenant to Landlord on the first (1st) day of the month following the date on which Landlord notifies Tenant of the amount payable or on the tenth (10th) day after the giving of such notice, whichever shall be later. Any such notice shall specify in reasonable detail the basis of such Additional Rent. Fixed Rent and Additional Rent shall be paid by Tenant to Landlord without offset or deduction. Tenant shall remain liable for the payment of its share increases in Operating Expenses for the Property and its share of increases in Real Estate Taxes for the Property relating to the last calendar year or part of a calendar year included in the Term, notwithstanding that Landlord has failed to provide a copy of any statement or notice required in this Lease or failed to provide such copy or notice within the time provided herein, or that the Term has expired and Tenant has vacated the Demised Premises prior to the determination of the amount so payable by Tenant.

(c) As used herein, the term “Additional Rent” shall mean the charges referred to as such in this Lease and any other monetary liabilities and obligations which Tenant herein assumes or agrees to pay. Landlord shall have all the remedies for non-payment of Additional Rent as are applicable to Annual Fixed Rent hereunder.

(d) In the event the Operating Expenses Allocable to the Demised Premises or the Real Estate Taxes Allocable to the Demised Premises increases (on a per square foot basis) by more than five percent (5%) in any calendar year or fiscal year, as applicable, within the Term,

Tenant may audit Landlord’s books, records and statements with respect to Landlord’s calculation of Operating Expenses Allocable to the Demised Premises and Real Estate Taxes Allocable to the Demised Premises in order to verify the accuracy thereof provided that:

(i)	Tenant notifies Landlord, within ninety (90) days after its receipt of the statement detailing its Operating Expenses Allocable to the Demises Premises and Real Estate Taxes Allocable to the Demised Premises for the calendar year or fiscal year in question, of its intent to perform an audit;

(ii)	Such audit will be conducted only during regular business hours at an office where Landlord maintains Operating Expenses and Real Estate Tax records in reasonable proximity to Quincy, MA;

(iii)	Tenant agrees not to divulge, either directly or indirectly, the results of the audit to any third party, unless required by law to do so; and

(iv)	The audit shall be performed at Tenant’s sole cost and expense by a certified public accountant (expressly excluding any accountants paid on a contingency basis) reasonably approved by Landlord.

(v)	Tenant must commence the audit within thirty (30) days after Landlord’s receipt of notice of Tenant’s intent to conduct said audit. Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant, but no later than sixty (60) days after commencement thereof. Tenant’s failure to comply with the time frames set forth above shall constitute a waiver of its right to perform an audit for the calendar or fiscal year in question. Landlord shall have the right to have its accountant re-audit the Operating Expenses Allocable to the Demised Premises or Real Estate Taxes Allocable to the Demised Premises to confirm the accuracy of Tenant’s audit, provided said re-audit is completed within sixty (60) days of Landlord’s receipt of the result of Tenant’s audit. If there is a dispute between the two audits which the parties cannot resolve within thirty (30) days of Tenant’s receipt of the results of Landlord’s audit, the two auditors shall within ten (10) days thereafter choose a third auditor (who shall be a certified public accountant licensed in Massachusetts and located in the greater Boston metropolitan area), who shall be charged with the task of auditing the records in dispute, which audit is to be completed within thirty (30) days of the retention of said auditor. The cost of said auditor shall be borne equally by the parties. No audit shall be conducted at any time that Tenant is in default of any of the terms of this Lease. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Demised Premises. Landlord shall reimburse Tenant for any overcharge or, at Landlord’s election, credit same to the charges due from Tenant under this Lease. The foregoing provisions shall survive the termination or expiration of this Lease.

4.5 Period of Accounting. Landlord shall have the right from time to time to change the periods of accounting to any other annual period, and upon any such change, all items referred to in said Sections 4.2 and 4.3 shall be appropriately apportioned. In all statements rendered under Sections 4.2, and 4.3, amounts for periods partially within and partially without the accounting periods shall be approximately apportioned, and any items which are not determinable at the time of a statement shall be included therein on the basis of Landlord’s estimate and with respect thereto Landlord shall render promptly after determination a supplemental statement or statements and appropriate adjustment shall be made according thereto. All statements shall be prepared on an accrual basis of accounting.

4.6 Utility Charges. Tenant’s electrical service including, without limitation, for lighting and heat pumps, shall be separately metered and billed directly by the utility company to Tenant, and Tenant shall pay to the utility company all amounts so billed when due.

4.7 Abatement Period. Notwithstanding anything contained to the contrary in this Lease, Tenant shall not be responsible for payments of any Fixed Rent or Additional Rent for the Demised Premises during the Abatement Period. If at any time during the Abatement Period a default by Tenant occurs and such default is not cured within any applicable grace or cure period, then Tenant shall immediately pay to Landlord a lump sum payment equal to the Fixed Rent which would have accrued under Section 1.1 of this Lease from the Commencement Date through and including the last day of the month of Tenant’s default, after expiration of any applicable grace or cure period, and thereafter Tenant shall pay Landlord the abated Fixed Rent on a monthly basis in accordance with Section 4.1 of this Lease.

ARTICLE V

Construction; Additions and Alterations

5.1 Leasehold Improvements. Landlord shall, at its sole cost and expense, construct certain tenant improvements to the Demised Premises, which shall be limited to: (i) the installation of new carpeting and new VCB; (ii) repainting walls and other painted surfaces of the Demised Premises; (iii) the demolition and relocation of one demising wall, as shown on Exhibit C; (iv) the installation of wainscoting, chair railing and wood bases in the reception area and conference room as shown on Exhibit G; (v) the installation of vertical blinds in all office interior and exterior windows and frosted film on the front entry door; (vi) the refinishing of the Kitchen and countertops, the installation of new wood floors up to the Flooring Allowance set forth herein, plus the installation of a new sink, faucet and base and upper cabinets; (vii) the installation of chair rails and wood baseboards throughout the open office area, as shown on Exhibit G; (viii) the repair of water damaged walls and replacement of water damaged wood sills; and (ix) the repair of any leaking windows or roofs in the Demised Premises, inclusive of costs, supplies, architectural and engineering fees, and construction oversight fees (collectively, the “Work”). With respect to item (vi) above, Landlord shall contribute an amount not to exceed

Ten and 00/100 Dollars ($10.00) per rentable square foot of the Kitchen towards the installation of new floors in the Kitchen only, including costs of materials and construction oversight fees (the “Flooring Allowance”). If the cost to install the new flooring exceeds the Flooring Allowance (“Excess Flooring Costs”), Tenant shall pay Landlord, as additional rent, an amount equal to the Excess Flooring Costs within ten (10) days after Tenant’s receipt of Landlord’s written demand therefor; provided, however, if the cost of installing the flooring is less than the Flooring Allowance, Tenant shall not be entitled to any credit or payment for the unused portion therof. The Work to be performed by Landlord in the Demised Premises shall be performed in a good workmanlike manner using Building Standard materials (defined herein), in accordance with Building Standard specifications for the quantity and quality of materials to be used in the construction of the Work and in accordance with all applicable laws, codes or ordinances. Landlord shall use reasonable efforts to complete the Work by the Commencement Date, but (a) Tenant shall have no claim against Landlord for failure to complete such work by the Commencement Date; and (b) this Lease shall not be voidable as a result thereof; provided, however, so long as there has been no Tenant Delay, the Commencement Date shall be delayed by the number of days substantial completion has been delayed. Any additional improvements to the Demised Premises other than the Work, including, without limitation, (i) installation of low voltage cabling, (ii) connection of any office furniture, and (iii) the purchase and installation of security system equipment and wiring, shall be made by Tenant, at the sole cost and expense of Tenant, subject to all of the provisions of this Lease. “Building Standard”, as used herein, shall mean those brands, materials, finishes, techniques and methods selected by Landlord for completion of the Work.

Tenant and Landlord’s representative shall convene a pre-construction meeting at the Property prior to commencing the Work described hereinabove, where Landlord shall provide Tenant with samples of all Building Standard materials and finishes to be used in the Work. Tenant reserves the right to reject the Landlord’s selection of Building Standard materials and finishes and choose alternate materials and finishes, subject to the terms and conditions of Section 5.3 below; provided, however, that, to the extent the costs of any non-Building Standard materials selected by Tenant exceed the costs of Landlord’s Building Standard materials, such excess costs shall be borne solely by Tenant.

5.2 As-Is Condition. Except for the Work, the Demised Premises are being leased in their “as is” condition, without warranty or representation by Landlord. Tenant acknowledges that it has inspected the Demised Premises and, except for the Work, has found the same to be satisfactory.

5.3 Tenant’s Delays and Substantial Completion of Work.

(a) If, as a result of any Tenant Delay, as defined below, the substantial completion of the Demised Premises, as defined below, is delayed in the aggregate for more than ninety (90) days after the Commencement Date, Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving written notice of such termination to Tenant and thereupon this Lease shall terminate without further liability or obligation on the part of either party, except that Tenant shall pay to Landlord the cost theretofore incurred by Landlord in performing the Work, plus an amount equal to Landlord’s out-of-pocket expenses incurred in connection with this Lease, including, without limitation, brokerage and legal fees.

(b) Notwithstanding anything to the contrary contained in this Article 5, if Landlord shall be delayed in substantially completing the Work for any reason set forth in the following subparagraphs (i) through (iii) (“Tenant Delay”) then neither the Commencement Date of the Term of the Lease nor the payment of rent thereunder shall be affected or deferred on account of such delay:

(i) Tenant’s request for or use of unique materials, finishes or installations or construction procedures which are different from that which is standard or customary for the Commercial Building, or resulting in the Work taking longer to complete under standard construction procedures (e.g., without use of overtime or additional shifts and without necessitating other measures to expedite long lead time items) than originally projected by Landlord at the execution of this Lease (i.e., when Landlord developed its schedule for construction of the Work);

(ii) Tenant’s changes in the Work (notwithstanding Landlord’s approval of any such changes); or

(iii) any other act, omission or delay by Tenant, its agents or contractors or persons employed by any of such persons delaying substantial completion of the Work.

The phrases “substantial completion” or “substantially complete” shall mean that the Work has been completed except for such incomplete items as would not materially interfere with the use of the Demised Premises for the Permitted Use (but excluding items not included in the Work which are required for use of the Demised Premises for such purposes). The Work shall be deemed to be substantially complete on the date on which the Work would have been substantially complete but for Tenant Delay.

5.4 Alterations and Additions.

(a) All of Tenant’s installation of furnishings and alterations and additions to the Demised Premises, whether prior to or during the Term, shall be made only with the prior written consent of Landlord. Landlord shall not be deemed unreasonable for withholding approval of any installation of furnishings, alterations, and additions (including any changes to the initial leasehold improvements to be performed by Landlord pursuant to Section 5.1) which (i) involve or might affect any structural or exterior elements of the Commercial Building, any area or element outside of the Demised Premises, or any facility serving any area of the Commercial Building outside of the Demised Premises, or (ii) will be visible from the outside of the Commercial Building or which will give the Commercial Building’s exterior a non-uniform appearance (e.g. lighting, window coverings, ceiling treatments, etc.), or (iii) will delay completion of the Demised Premises, or (iv) will require unusual expense to readapt the Demised Premises to normal office use on Lease termination or increase the cost of construction or of insurance or taxes on the Commercial Building unless Tenant first gives assurance reasonably acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination without expense to Landlord. Any initial leasehold improvements specifically referenced as part of the Work in Section 5.1 hereinabove shall be deemed approved by Landlord for the purposes of this Section 5.4. Tenant shall make no alterations or additions to the electric system serving the Demised Premises nor connect additional electric fixtures, appliances or equipment to the Building’s electric distribution system without Landlord’s prior written consent in each instance.

(b) All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord, in such a manner as to maintain harmonious labor relations and not to damage the Property or interfere with the Commercial Building’s operation. All such alterations, additions and installation of furnishings shall be made at Tenant’s expense and shall be performed by contractors or workers first approved by Landlord. Tenant shall require any construction contractor retained by it to perform work at the Demised Premises to carry and maintain, at no expense to Landlord, insurance with such coverage and in such amounts as Landlord shall reasonably request. Evidence of such coverage shall be furnished to Landlord prior to the performance of work by such contractor. Alterations and additions shall become a part of the Commercial Building, except such items as by writing at the time of approval the parties agree either shall be removed by Tenant on termination of this Lease, or shall be removed or left at Tenant’s election. Landlord may permit Tenant access for installation of furnishings in the Demised Premises prior to the Term if such installation can be done without material interference with the operation of the Commercial Building or the completion of the Demised Premises.

5.5 General Provisions Applicable to Construction. All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and Landlord’s insurance carrier. Either party may inspect the work of the other at reasonable times and promptly shall give notice of observed defects.

5.6 Representatives. Each party authorizes the other to rely in connection with their respective rights and obligations under this Article V upon approval and other actions on the party’s behalf by the Representative named in Article I or any person hereinafter designated in substitution or addition by written notice to the party relying.

ARTICLE VI

Landlord’s Covenants: Interruptions and Delays

6.1 Landlord Covenants. Landlord covenants during the Term and any Option Term(s), if applicable, as follows:

6.1.1 Services Furnished by Landlord. To furnish the following facilities and services, all of which shall conform to standards appropriate for the maintenance and operation of a first-class office building and parking garage in the Quincy/Braintree area:

(a) Heating, ventilation and air conditioning (“HVAC”) (as appropriate for the season of the year) suitable for business office operations during “HVAC Hours”, defined to be the hours between 7:00 a.m. and 6:00 p.m. on weekdays and 8:00 a.m. to 1:00 p.m. on Saturdays; provided, however, that Landlord shall not be responsible if the normal operation of the Building HVAC system shall fail to provide conditioned air at reasonable temperatures, pressures or degrees of humidity, or at reasonable volumes, in any portion of the Demised Premises which shall have an electrical load or a human occupancy factor in excess of those normally attributable to the Permitted Use (Tenant understands and agrees that although the building HVAC system will provide the conditioned air as aforesaid, the circulation of the conditioned air within the Demised Premises shall be by means of heat pumps and Tenant shall be responsible for and shall pay the energy costs attributable to the operation of the heat pumps, which costs shall be on Tenant’s separate meter);

(b) If Tenant desires HVAC services to be furnished to part or all of the Demised Premises at any time other than during HVAC Hours, to furnish those services at Tenant’s expense and to be paid by Tenant as Additional Rent, which shall be the cost to Landlord of furnishing such heating or air conditioning, provided that Tenant requests the services not later than 4:30 p.m. on the day prior to the day on which the services are required;

(c) To furnish (i) full passenger elevator service during HVAC Hours; (ii) availability of at least one elevator for use by those having business in the Demised Premises and a specific need to use said elevator for access thereto on a 24-hour-a-day basis, either as service or self-service elevators, as Landlord may elect; and (iii) reasonable use of the Commercial Building freight elevator at all reasonable times.

(d) To furnish the Demised Premises with access to water (for ordinary drinking, cleaning, and toilet purposes) and sewage disposal services;

(e) To furnish electrical service for Tenant’s office uses, the cost of which shall be borne by Tenant as determined by a separate electric meter installed at Tenant’s cost;

(f) To furnish cleaning and janitorial services for normal office use for the Demised Premises on a regular basis, in accordance with the standards provided in Exhibit D;

(g) To furnish reasonable twenty-four hour per day manned security services to prevent unauthorized access to the Commercial Building. Notwithstanding the foregoing, Tenant and those of its employees (or other approved personnel and independent contractors) as Tenant may from time to time designate, shall have access to the Demised Premises at all times, and Landlord shall furnish to Tenant (for use by such of Tenant’s employees, approved personnel and independent contractors as Tenant, from time to time, may determine) such card access devices or identifying badges or other such procedures as Landlord may deem advisable to afford such access consistent with applicable security measures and procedures. Tenant shall furnish to Landlord a personnel list and identification photographs of its employees, approved personnel and independent contractors who are permitted access to the Demised Premises, and such other information as Landlord may reasonably request, which information shall be updated from time to time by Tenant, to enable Landlord or the security service reasonably to identify those personnel of Tenant who are entitled to access. Landlord shall not be responsible for the denial of access to those persons not reasonably identifiable as approved personnel of Tenant. Tenant shall be responsible, as Additional Rent, for the cost of any lost or damaged identification devices or cards.

If the services provided for in this Article are curtailed, whether by operation of applicable law, by the need for repairs, alterations or improvements, by war, by labor difficulties, by shortages of fuel, electricity or other necessary supplies, or by any other cause beyond Landlord’s reasonable control, Landlord shall not be liable to Tenant or to anyone claiming under Tenant for any damages (including but not limited to consequential damages) which may result therefrom.

6.1.2 Additional Services Available to Tenant. To furnish, through Landlord’s employees or independent contractors, at Tenant’s expense, reasonable additional building operation services which are usual and customary in comparable office buildings in the greater Quincy/Braintree area upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord.

6.1.3 Roof, Exterior, Floor Slab and Common Facility Repairs. Except as otherwise provided in Article VIII, to make such repairs to the roof, exterior walls, floor slabs, windows, downspouts, and Common Areas and facilities, as may be necessary to keep them in condition comparable to comparable buildings in the greater Quincy/Braintree area, the expense of which shall be included as Operating Expenses in accordance with Section 4.3.

6.1.4 Quiet Enjoyment. That Tenant, upon paying the rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Demised Premises, subject to all of the terms and provisions hereof.

6.1.5. No Tenant Relocation. Landlord hereby acknowledges and agrees that Landlord shall not relocate the Tenant from the Demised Premises to another premises in the Building at any time during the Term or the Extension Term for any reason without the Tenant’s express prior written consent and agreement.

6.2 Interruptions and Delays in Services and Repairs. Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Demised Premises for any of the purposes in this Lease authorized, or for repairing the Demised Premises or any portion of the Commercial Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishings any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation the causes set forth in Section 11.10 hereof as being reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Section 8.1, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Demised Premises.

Landlord reserves the right to stop any service or utility system when necessary, as determined in Landlord’s sole discretion, by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable efforts to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

ARTICLE VII

Tenant’s Covenants

Tenant covenants during the Term [and any Option Term(s), if applicable,] as follows:

7.1 Payments.

(a) Tenant shall pay when due all Fixed Rent and Additional Rent and all charges for utility services rendered to the Demised Premises and, as further Additional Rent, all charges for additional services rendered pursuant to Sections 6.1.1(b) and 6.1.2.

(b) If any installment of Fixed Rent or payment of Additional Rent or any such charge for utility services, except those utility services which are separately metered, is paid after the date the same was due, it shall bear interest from the due date at the rate set forth in Section 11.28 hereof, but not in excess of the maximum rate allowable by law, the payment of which interest shall be Additional Rent hereunder, except that no interest shall be payable on the first occasion in each Lease Year when a payment of Additional Rent is not made when due, provided such payment is made no later than twenty (90) days following notice of such failure, but interest and late charges shall be applicable to any subsequent failure to pay.

7.2 Repair. Except as otherwise provided in Articles VI and VIII, Tenant shall maintain the Demised Premises in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Demised Premises whole and in good condition with glass of the same quality as that injured or broken. When used in this Article, the term “maintain” or “maintenance” shall include repairs and, when necessary, replacements, and the material and workmanship used in performing any maintenance shall be at least equal in quality and class to the original work.

7.3 Use.

(a) From the Commencement Date, Tenant shall continuously use and occupy the Demised Premises only for the Permitted Use, and shall not injure or deface the Property, nor permit in the Demised Premises any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Demised Premises of any objectionable noise or odor, nor use or devote the Demised Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Commercial Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Commercial Building or its contents or liable to render necessary any alteration or addition to the Commercial Building.

(b) Tenant shall promptly observe and comply, and shall from time to time make all repairs, alterations or modifications required to comply, with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of Federal, state, city and town governments and all other governmental authorities or any national or local Board of Fire Insurance Underwriters affecting the Property or the Demised Premises or Tenant’s use thereof. Tenant shall indemnify and hold harmless Landlord, its successors and assigns, from and against any and all penalties or damages charged to or imposed upon Landlord or for any violation of any such laws, ordinances, rules or regulations. Tenant shall not use, or permit the use of, the Demised Premises for any purpose which would cause the premiums on Landlord’s fire and casualty insurance to be increased or create a forfeiture or prevent renewal of such insurance.

(c) Tenant shall be responsible, at its own cost and expense, for obtaining, prior to the commencement of its operations at the Demised Premises, any and all licenses, permits, inspection fees and renewals thereof required by any governmental or other authority having jurisdiction, for the operation and maintenance of the Demised Premises for the Permitted Use.

7.4 Hazardous Substances.

(a) Tenant shall not: (i) dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Property; or (ii) generate, store, use or dispose of hazardous or toxic substances in, on or about the Property, or any other location, unless such activities are in complete compliance with any and all Applicable Environmental Laws and valid permits issued to the Tenant or the Landlord and regulating such activity which permits shall have been validly issued. Nothing herein shall prohibit Tenant’s use of fluids or chemicals of the type and in quantities customary for normal office use, maintenance of office equipment, and cleaning.

(b) The term “hazardous substances” as used herein, shall have the same meanings as defined and used in any and all applicable environmental laws or other laws involving treatment, storage and disposal of hazardous and/or medical wastes, and all laws regulating medical or other research, which laws include, but are not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §6901 et seq.; (ii) the Resource Conservation and Recovery Act, 49 U.S.C. §9202, et seq.; (iii) the provisions of 42 U.S.C. §2001, et seq., regulating radioactive materials, including any source, special nuclear or by product material, as therein defined; (iv) the Medical Waste Tracking Act of 1988, 42 U.S.C. §6999, et seq.; (v) the Clean Air Act, 49 U.S.C. §7401, et seq.; (vi) the Occupational Safety and Health Administration Act; (vii) the Public Health Service Act, 42 U.S.C. §201 et seq.; (viii) the Federal Clean Water Act, 33 U.S.C. §1251 et seq.; (ix) Massachusetts General Laws Chapters 21C and 21E; (x) the State Sanitary Code, Chapter VIII, 105 C.M.R. 480.00; (xi) regulations of the Massachusetts Water Resources Authority, 360 C.M.R. 10.00, et seq.; (xii) the Massachusetts Clean Water Act, M.G.L. c.21 §§26-Ds; (xiii) Regulation of Health Care Facilities and Clinical Laboratories, M.G.L. c.111 and c.111D; and (xiv) the Massachusetts “Right to Know” Law, M.G.L. c.111F; all as amended or hereafter amended, together with any other environmental laws hereafter enacted, and the regulations adopted and publications promulgated pursuant to said Acts.

(c) Tenant shall provide Landlord with written notice immediately upon Tenant’s obtaining knowledge of any release, or threat of release, of any hazardous substance on or about the Demised Premises, and shall, at its own cost and expense, take all actions (to the extent and at the time or from time to time) as shall be necessary or advisable for the clean-up of the Property in accordance with all Applicable Environmental Laws and in all events in a manner satisfactory to Landlord and its mortgagee(s). Any costs, damages, liabilities, losses, claims, expenses (including attorneys’ fees and disbursements) which are incurred by Landlord in connection with any such release shall be paid, as Additional Rent hereunder, by Tenant to Landlord within ten (10) days after notice to the Tenant of any amounts so incurred and without the requirement that Landlord wait for the ultimate outcome of any litigation, claim, contest or other proceeding in which Tenant may become involved.

(d) Notwithstanding anything to the contrary contained herein, or in any other document, Tenant shall and hereby does indemnify, save, defend (with counsel approved by Landlord) and hold harmless the Landlord, its successors and assigns, and the officers, directors, shareholders, employees, agents and attorneys of any of them, from and against any and all liability, loss, claim, action, damage, judgment, cost or other expense (including without limitation attorneys’ fees and disbursements) arising out of, claimed on account-of, or in any manner predicated upon the presence or release of hazardous substances (i) on or about the Demised Premises other than any such presence or release caused directly by Landlord and without any fault or negligence on the part of Tenant, or the failure of Tenant to comply with the terms and provisions of any and all Applicable Environmental Laws pertaining to such hazardous substances or other environmental matters or (ii) on or about the Property, but only to the extent attributable to such fault, neglect or failure of Tenant. The foregoing indemnification shall survive the termination of this Lease.

(e) As used herein, the term “Applicable Environmental Laws” shall mean all applicable federal, state, county or local statues, laws, regulations, rules, ordinances, codes, standards, orders, licenses or permits of any governmental authorities relating to environmental matters.

7.5 Obstructions; Items Visible From Exterior; Rules and Regulations. Tenant shall not obstruct in any manner any portion of the Commercial Building not hereby leased or the Parking Garage or any portion thereof or of the Commercial Building Land or Parking Garage Land used by Tenant in common with others. Tenant shall not, without prior consent of Landlord, permit the placing of any signs, curtains, blinds, shades, awnings, and lighting which are not in conformity with other signs, curtains, blinds, shades, awnings, and lighting in the Commercial Building, aerials or flagpoles, or which are visible from outside the Demised Premises. Tenant shall comply with all Rules and Regulations of general applicability to all tenants and occupants of which it shall have had written notice for the care and use of the Property and its facilities and approaches. Landlord shall not be liable to Tenant for the failure of other occupants of the Commercial Building to conform to such Rules and Regulations.

7.6 Safety Appliances; Licenses. Tenant shall keep the Demised Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant of the Demised Premises, and shall procure all licenses and permits so required because of Tenant’s use and, if requested by Landlord, Tenant shall do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use. Landlord shall keep the Common Areas equipped with such safety appliances as may be required by any law or ordinance enacted or promulgated or amended after the date hereof, the cost of which shall be included as an Operating Expense. Landlord shall deliver the Demised Premises to Tenant equipped with all safety installations (including sprinklers, strobe lights and fire alarm/detection systems) required by any applicable governmental authority to achieve code compliance for general office use, to the extent in effect as of the Commencement Date; provided, however, that any safety appliances not required to achieve code compliance upon the Commencement Date, or otherwise required as a result of Tenant’s particular use of the Demised Premises during the Term (as set forth above) shall be the responsibility of Tenant, at Tenant’s sole cost.

7.7 Assignment; Sublease.

(a) Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease or sublease, or permit occupancy of the Demised Premises or any part thereof by anyone other than Tenant, whether voluntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, it being understood that any assignment or sublease made without such consent shall be void.

Tenant’s right to sublease or assign shall be limited to one transfer only and there shall be no further assignment, subletting or transfer permitted hereunder. No consent by the Landlord shall be construed to relieve Tenant from obtaining consent of Landlord to any further assignment, subletting or other transfer. Tenant shall reimburse Landlord promptly, as Additional Rent, for reasonable legal and other expense incurred by Landlord in connection with any request by Tenant for consent to any assignment or subletting.

(b) The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed transfer, where one or more of the following applies, without limitation, as to other reasonable grounds for withholding consent: (i) the proposed transferee is of a character or reputation or engaged in a business which is not consistent with the quality or reputation of the Property; (ii) the proposed transferee intends to use the Demised Premises, or applicable portion thereof, for purposes which are not permitted under this Lease or are otherwise incompatible with the operation of the Commercial Building; (iii) the proposed transferee is an existing tenant of the Commercial Building or a person with whom Landlord is negotiating with respect to a prospective tenancy in the Commercial Building or a renewal or extension of an existing lease or for expansion space; (iv) the proposed transferee is a government agency or instrumentality thereof; (v) the proposed transferee does not have a reasonable financial condition (including, without limitation, net worth) in relation to the obligations to be assumed in connection with the transfer; (vi) Tenant has committed and failed to cure a material default at the time Tenant requests consent to the proposed transfer; (vii) the portion of the Demised Premises to be transferred or the portion remaining after the transfer or both do not have adequate access or egress or is otherwise unsuitable for rental use; or (viii) the portion of the Demised Premises as proposed to be configured or the portion remaining after the transfer, or both together, is/are reasonably estimated by Landlord to result in excessive costs to Landlord which will not be fully reimbursed; or (ix) the proposed use of the Demised Premises by the proposed transferee would result in a violation by Landlord of agreements or covenants contained in other leases of space in the Commercial Building. In the event Landlord elects to withhold consent to any proposed assignment or sublet under this Section, Landlord shall identify in writing to Tenant the terms or conditions of the proposed assignment or sublease that provide the basis for Landlord’s withholding of consent. The foregoing notwithstanding, nothing herein shall prohibit: (a) any transfer to any affiliate, subsidiary, parent or successor of Tenant that controls, is controlled by, or is under common control of Tenant; (b) any transfer of the Tenant’s interest in the Lease by operation of law, the merger or consolidation of the Tenant with or in any other firm or corporation; or (c) the transfer or sale of substantially all of the assets or stock of the Tenant (each of items (a) through (c) being a “Permitted Transfer”, and the resulting entity a “Permitted Transferee”), so long as such Permitted Transferee has a net worth equal to or greater than the original Tenant named herein possessed at the time of the execution of this Lease, or, in the sole but reasonable discretion of Landlord, demonstrates sufficient financial strength to satisfactorily fulfill all of the original Tenant’s obligations under this Lease; provided, however, that Tenant shall be required to notify Landlord at least thirty (30) days in advance of such Permitted Transfer.

(c) Prior to Tenant’s entering into an agreement for any assignment or subletting or other transfer for which Landlord’s consent is required, Tenant shall notify Landlord in writing and request Landlord’s written approval. Such notice shall be accompanied by (i) a commercially customary memorandum containing all of the terms of the proposed assignment or sublease or other transfer signed by Tenant and the proposed transferee, (ii) a certified balance sheet and income and expense statement for the most recent complete fiscal year of such proposed transferee (or in the case of a proposed sublessee, written evidence reasonably acceptable to Landlord that there has been no adverse change in Tenant’s financial position since the inception of the Lease (which information Landlord agrees to hold strictly confidential), (iii) a commercially customary statement of such proposed transferee’s business history and business use, and (iv) a plan of the space which is to be the subject of the transfer, if less than the entire Demised Premises.

(d) Notwithstanding anything herein contained to the contrary; Tenant shall, prior to offering or advertising the Demised Premises, or any portion thereof for sublease, assignment or other transfer, give written notice to Landlord of such intent, identifying in such notice (the “Recapture Offer”) the affected portion of the Demised Premises (“Recapture Premises”) and period of time (“Recapture Period”) during which Tenant proposes to sublet the Recapture Premises or to assign its interest in the Lease. Landlord shall have the following options, to be exercised by notice (“Exercise Notice”) given to Tenant within forty five (45) days after receipt from Tenant of a Recapture Offer:

(i)	Landlord may require Tenant to surrender the Recapture Premises to Landlord and to accept a termination of this Lease as to the Recapture Premises as of a date (the “Termination Date”) to be designated by Landlord in the Exercise Notice, which date shall not be less than thirty (30) days nor more than ninety (90) days following the date of Landlord’s Exercise Notice; or

(ii)	Landlord may require Tenant to assign the portion of this Lease applicable to the Recapture Premises to Landlord, without merger of Landlord’s estate, effective as of the day preceding the proposed sale, assignment, sublease or transfer.

If Landlord shall elect to require Tenant to surrender the Recapture Premises, then this Lease, with respect to the Recapture Premises, shall expire on the Termination Date and the Lease shall be amended as of the Termination Date to reflect the surrender, including, without limitation, revision of the Annual Fixed Rent and Tenant’s Pro Rata Share. Tenant shall be responsible for the cost of constructing or re-construction of demising walls and a public corridor and entrances to the public corridor, if required, whether the Recapture Premises are surrendered to Landlord or sublet, assigned or transferred by Tenant.

(e) If Landlord shall not exercise either of the options contained in subsection (d), Tenant shall be permitted, subject to obtaining Landlord’s consent pursuant to subsection (a), to assign or otherwise transfer its interest in the Lease or sublease the Recapture Premises. In the event of such assignment, sublease or other transfer, Tenant shall pay to Landlord, as Additional

Rent each month, fifty percent (50%) of the entire amount of the “Excess Income” as hereinafter defined, received by Tenant. Tenant shall be responsible, at its own expense, for payment of all costs and expenses related to the assignment, sublease or other transfer, including, without limitation, brokers and legal fees, and the cost of fixing up the space, including, without limitation, the cost of constructing demising walls, corridors and code required entrances and egress, if necessary (“Fix Up Expenses”). The term “Excess Income” shall mean any sums received by Tenant for each month in any Lease Year (or portion thereof) with respect to such assignment, subletting or other transfer in excess of the sum of the Annual Fixed Rent and Additional Rent payable by Tenant under this Lease, including, without limitation, on account of increases in Real Estate Taxes and Operating Expenses (but not the “Excess Income” payable as Additional Rent under this subsection) for such Lease Year for such space, pro-rated for any portion of a Lease Year. Tenant shall furnish Landlord upon request with a detailed statement certified by an officer of Tenant showing the amount of rental received, and such additional documentation of Excess Income as Landlord may reasonably request. The provision of this paragraph shall survive the termination or expiration of this Lease.

(f) No assignment or subletting shall affect the continuing primary liability of Tenant (which, following such transfer, shall be joint and several with the transferee); and no consent to any transfer in a specific instance shall operate as a waiver of the necessity to obtain Landlord’s consent to a transfer in any subsequent instance. No permitted assignment shall in any event be effective unless such assignee shall agree, by written agreement directed to Landlord to assume and perform all Tenant’s obligations under this Lease in accordance with the terms hereof, and no sublease for which Landlord’s prior written consent is required shall be effective until such sublessee shall agree, by written agreement directed to Landlord, not to violate the terms of this Lease. Any sublease shall in all respects be subject and subordinate to this Lease. Landlord agrees, at Tenant’s request, to consider releasing Tenant from such continuing obligation in the event of an assignment to a qualified transferee acceptable to Landlord, but no obligation to grant such release is imposed upon Landlord by reason of its agreeing to consider to do so.

7.8 Indemnity; Insurance.

(a) Tenant shall maintain in responsible companies qualified to do business and in good standing in Massachusetts with at least an “A” rating in “Best’s Insurance Reports”, a policy of commercial general public liability insurance covering the Demised Premises and the business operations by Tenant, insuring Landlord and Lincoln Property Company as well as Tenant with limits which shall, at the Commencement Date, be at least equal to those stated in Section 1.1 and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the Quincy/Braintree area with respect to similar properties, and workers’ compensation insurance with statutory limits covering all of Tenant’s employees working in the Demised Premises. Landlord may accept coverage from an insurer having less than an “A” rating (but not less than “B”) provided evidence satisfactory to Landlord is furnished as to such insurer’s financial condition and standing in the industry. Not later than ten (10) days prior to the Commencement Date, Tenant shall deposit with Landlord certificates for such insurance naming Landlord and Lincoln Property Company as additional insureds, and all renewals thereof bearing the endorsement that the policies will not be canceled, modified or unrenewed until at least after twenty (20) days’ written notice to Landlord.

(b) Tenant shall defend with counsel first approved by Landlord, save harmless, and indemnify Landlord, its agents and employees, from any demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments and expenses (including reasonable attorneys’ fees and court costs) (i) arising from (A) the omission, fault, willful act, negligence or other misconduct of Tenant, its agents, employees and invitees, or (B) from any use made or thing done or occurring on the Demised Premises not due to the omission, fault, willful act, negligence or other misconduct of Landlord, its agents, employees and/or representatives, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease.

(c) Tenant shall keep its furnishings, fixtures, equipment, effects and property of every kind, nature and description insured with responsible companies qualified to do business and in good standing in Massachusetts, against loss or damage by fire, with the usual standard coverage endorsements, at full replacement cost, it being understood that Landlord shall have no obligation to repair or replace such items in any event, unless damage was caused by the negligence or willful misconduct of Landlord, its agents, employees and/or representatives.

7.9 Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Demised Premises by Tenant or anyone claiming under Tenant, may be on the Demised Premises shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law.

7.10 Floor Load. Tenant shall take all necessary precautions to ensure that, in accordance with the Massachusetts State Building Code, the load upon the Demised Premises does not exceed one hundred (100) pounds per square foot of live load. Tenant shall not move any heavy computer equipment, safe, vault or other heavy equipment into, about or out of the Demised Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Commercial Building structure or to any other space in the Commercial Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise.

7.11 Personal Property Taxes. Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Demised Premises to whomever assessed.

7.12 Compliance with Insurance Regulations. Tenant shall not do or permit to be done any act or thing upon the Demised Premises which will invalidate or be in conflict with the terms of the Massachusetts standard form of fire, boiler, sprinkler, water damage or other insurance policies covering the Commercial Building and the fixtures and property therein. Tenant shall, at its own expense, comply with all rules, regulations, and requirements of the National Board of Fire Underwriters or any similar body having jurisdiction, and shall not knowingly do or permit anything to be done in or upon the Demised Premises in a manner which would increase the rate of fire insurance upon the Commercial Building or on any property or equipment located therein.

7.13 Americans with Disabilities Act.

(a) Tenant shall, at Tenant’s expense, comply with all laws, rules, regulations, requirements and recommendations of all county, municipal, state, federal and other applicable governmental authorities now or hereafter in force, including, but not limited to, the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq. (“ADA”), as they relate to the Demised Premises and the conduct of Tenant’s business therein, including, without limitation, compliance with the ADA as to any leasehold improvements or other alternation made by or for the account of Tenant, except that Landlord, and not Tenant, shall be responsible for such compliance with respect to the initial leasehold improvements constructed by Landlord pursuant to Section 5.1 and any improvements required to be made by Landlord to the Common Areas prior to the Commencement Date. Tenant shall perform or be responsible for the cost of ADA “path of travel” requirements in Common Areas resulting from or related to any subsequent alterations to the Demised Premises by Tenant, whether the required work is performed by Landlord or Tenant. Tenant further acknowledges that such compliance with the ADA (including with respect to leasehold improvements or other alterations) may require Tenant to make permanent replacements and capital improvements to the Demised Premises that (i) have expected useful life extending beyond the Term of the Lease, and (ii) would or might otherwise be the Landlord’s responsibility. To the extent required by the ADA, Tenant shall also place appropriate accessibility signage (with respect to the Demised Premises) on the interior of the Demised Premises, and with Landlord’s prior written consent, on the exterior of the Demised Premises.

(b) Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising from Tenant’s failure to comply with the ADA and with the provisions of this subsection, including, but not limited to, all costs and expenses incurred by Landlord in removing barriers from or making improvements to the Demised Premises or any Common Areas of the Commercial Building relating to alterations and improvements to the Demised Premises made by or on behalf of Tenant (other than the initial leasehold improvements constructed by Landlord pursuant to Section 5.1) or due to the disability of an employee, prospective employee, contractor or invitee of Tenant or to the activities of Tenant, its employees, contractors or invitees on or in the Demised Premises in order to comply, fully or partially, with the ADA, whether or not any judicial or administrative finding has been made that such barrier removal or improvements are actually required, or sufficient, for compliance with the ADA. This indemnification shall survive termination or expiration of the Lease.

(c) Landlord covenants that it will make such improvements to the Common Areas as may be required, to cause the Common Areas to be in compliance with the ADA, as now in effect or may be amended, which costs shall be reimbursed by Tenant as part of Operating Expenses to the extent allowed in Section 1.4(g), and, Landlord shall also cause the Demised Premises, including the initial leasehold improvements constructed pursuant to Section 5.1, to be delivered to Tenant in compliance with the ADA. Landlord shall indemnify and hold harmless Tenant from all claims, costs, expenses and liabilities arising from Landlord’s breach of the foregoing, except that Landlord shall not indemnify or hold Tenant harmless if Landlord and Tenant are jointly and severally liable with respect to any claim, unless such claim is based against Landlord and Tenant solely as a result of a violation affecting the Common Areas only (except where Tenant is responsible for such improvements to fulfill “path of travel” requirements relating to improvements within the Demised Premises as set forth in subparagraph (a) above) or, as to the Demised Premises, relates solely to any condition in the Demised Premises existing upon delivery to the Tenant that was non-compliant with the provisions of the ADA that were in effect upon the Commencement Date. Landlord hereby represents and warrants that, to the actual knowledge of Landlord (which for the purpose of this representation shall mean the knowledge of Landlord’s asset manager, Brian Lantz), as of the execution date of this Lease, Landlord has not received any notice from any governmental authority that the Demised Premises or the Common Areas are not in compliance with any applicable law, ordinance, code or regulation, including the ADA or any life/safety code requirements. Notwithstanding the foregoing, Landlord’s contractor has notified Landlord that the Demised Premises as it exists prior to the performance of the Work does not comply with the ADA; provided, however, that the scope of the Work includes construction modifications which shall render the Demised Premises fully compliant upon the Commencement Date.

7.14 Patriot Act. Landlord and Tenant represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

ARTICLE VIII

Casualty and Taking

8.1 Landlord to Repair or Rebuild. In case the Demised Premises or any part thereof shall be damaged or destroyed by fire or other casualty, or ordered to be demolished by the action of any public authority in consequence of a fire or other casualty, or taken by any exercise of the right of eminent domain, this Lease shall, unless it is terminated as provided below in Section 8.2 or Section 8.3, remain in full force and effect and Landlord shall at its expense proceed with all reasonable dispatch, to repair or rebuild the Demised Premises, or what may remain thereof, so as to restore them (not including Tenant’s fixtures, furniture, furnishings, floor coverings and equipment) as nearly as practicable to the condition they were in immediately prior to such damage, destruction or taking, but Landlord shall not be required to expend in such repair or rebuilding more than in the proceeds of insurance or award of damages, if any, recovered with respect to such damage, destruction or taking, less Landlord’s reasonable expenses incurred in collecting such proceeds or awards, as the case may be.

8.2 Right to Terminate in Event of Casualty. In case (a) the building in which the Demised Premises are situated is destroyed or so damaged by fire or other casualty insured under any fire and extended coverage insurance policy carried by Landlord as to render more than fifty percent (50%) of the ground floor of said building untenantable, or (b) the Demised Premises are destroyed or materially damaged during the last twelve (12) months of the Lease Term, or (c) the Demised Premises or said building shall be destroyed or materially damaged by any casualty other than one covered by such insurance policy, then, and in any of such cases, Landlord or Tenant may at its election, exercisable by written notice given the other within sixty (60) days after such destruction or damage, terminate this Lease as of the date designated in such notice, which designated date shall be not less than fifteen (15) days nor more than thirty (30) days after the date of such notice. Anything herein to the contrary notwithstanding, Tenant shall have the right to terminate this Lease if, as a result of the damage or destruction of the Demised Premises by fire or casualty, the Demised Premises are rendered untenantable and if Landlord shall fail substantially to complete the repairs or restoration within one hundred fifty (150) days of the loss, destruction or damage (unless caused by Tenant’s negligence or fault), provided that Tenant gives Landlord notice after the one hundred fifty (150) day period setting forth an effective date of termination no earlier than thirty (30) days after the date of such notice and provided, further, that if Landlord shall have substantially restored or repaired the Demised Premises prior to the effective date of termination as contained in said notice, Tenant’s notice of termination shall be of no force and effect.

8.3 Termination in Event of Taking. If all the Demised Premises are taken by eminent domain, this Lease shall terminate when Tenant is required to vacate the Demised Premises. If by a taking the floor area of the Demised Premises is reduced by more than twenty percent (20%), or in case access to public highways is cut off or the parking spaces allocated are reduced by more than twenty-five percent (25%) by such taking, this Lease may at the option of either party be terminated as of the date when Tenant is required to vacate the portion of the

Demised Premises so taken, by written notice given to the other not more than thirty (30) days after the date on which the party desiring to terminate received notice of the taking. If by a taking the floor area of the building in which the Demised Premises are situated is reduced by more than twenty percent (20%) or if access to public highways from the Commercial Building Land is cut off or if the parking area is reduced by more than twenty-five percent (25%), this Lease may at the option of either party be terminated within sixty (60) days after the date of the taking, by written notice to the other party, not more than thirty (30) days after the date on which the party desiring to terminate received notice of the taking. If neither party elects to terminate this Lease, then the Landlord, with all reasonable dispatch, shall restore the Demised Premises to as economically a viable unit as is practicable under the circumstances, shall restore access to a public highway and will provide substitute parking for that which has been taken.

8.4 Landlord Reserves Award. Landlord reserves and excepts all rights to awards for damages to the Demised Premises and the leasehold hereby created now accrued or hereafter accruing (not including a separate award for Tenant’s moving expenses, if any, or awards for damages to Tenant’s trade fixtures, interior partitions installed by Tenant and other installations made by Tenant which Tenant is entitled to remove upon termination of this Lease) by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants to Landlord all Tenant’s rights to such awards and covenants to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request.

8.5 Abatement of Rent. In the event of any casualty or taking which renders the Demised Premises untenantable, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be suspended or abated until the Demised Premises are substantially rebuilt or restored, and the Demised Premises is rendered tenantable in the commercially reasonable determination of Landlord’s licensed architect. In the event of (i) a casualty affecting only a portion of the Demised Premises, or (ii) a partial taking, Fixed Rent and Additional Rent shall be apportioned according to the ratio that the area of the remaining Demised Premises bears to the original area of the Demised Premises prior to the casualty or taking. Tenant agrees to promptly re-fixture the Demised Premises following substantial completion of Landlord’s restoration work.

ARTICLE IX

Default of Tenant

9.1 Events of Default. In the event of any failure of Tenant to pay any rental due hereunder within five (5) days after written notice of such failure (provided that Landlord shall not be obligated to give Tenant notice of non-payment of a monetary obligation more than twice in any twelve (12) month period, and thereafter, any failure to pay any rental on the date due shall be deemed a default) or in the event of any failure on the part of Tenant promptly to cure any default in any other covenant or obligation contained in this Lease within thirty (30) days after written notice of such failure shall have been given to Tenant or if the curing of such default requires more than thirty (30) days, but Tenant has not commenced to cure such default and proceeded with all due diligence to complete the cure of such default, or if Tenant shall become bankrupt or insolvent, or file any debtor proceeding, or take or have taken against Tenant in any court pursuant to any statute either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all . or a portion of Tenant’s property and in the case of a petition in bankruptcy or insolvency filed against Tenant, if the same is not dismissed within sixty (60) days of the filing, or if Tenant makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for the benefit of creditors, or if Tenant shall abandon said premises, or if Tenant shall fail to take possession of the Demised Premises and open for the conduct of business on the date provided herein or if any of Tenant’s fixtures or equipment are removed from the Demised Premises, except for the purpose of repairing the same, without the written approval of Landlord, or suffer this Lease to be taken under any writ of execution, then Tenant shall be in default and Landlord, besides other rights or remedies it may have shall have the immediate right of re-entry and may terminate this Lease, may remove all persons and property from the Demised Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, all without service of notice or resort to legal process, except as may be required by law, and without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Notwithstanding the foregoing provisions of this Section 9.1, if Tenant shall fail to “bond off” or otherwise discharge, within five (5) business days of written notice from Landlord, any mechanics lien filed against any part of the Property, whether before, during or after the Term, by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Demised Premises, or any portion hereof, by, through, or under Tenant, then Tenant shall be in default under this Lease and the thirty (30) day grace period referenced in this Section 9.1 shall not apply.

9.2 Remedies. If this Lease is terminated by Landlord pursuant to Section 9.1 above, Tenant nevertheless shall remain liable for any Annual Fixed Rent, Additional Rent, and damages which may be due or sustained prior to such termination, and all reasonable costs, fees and expenses, including, but not limited to, attorneys’ fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder or in renting the Demised Premises to others from time to time. In addition, Landlord may recover from Tenant additional damages to compensate Landlord for loss of rent resulting from termination of the Lease, which, at the election of Landlord, shall be either:

(i)	An amount equal to the rent (meaning both Annual Fixed Rent and Additional Rent) which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of rent, if any, which Landlord shall receive during such period from others to whom the Demised Premises may be rented (other than any payments received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination; any suit or action brought to collect any such damages for any month shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month by a similar proceeding; or

(ii)	an amount equal to the present worth (as of the date of such termination) of rent which, but for termination of this Lease, would have become due during the remainder of the Term, in which case such damages shall be payable to Landlord in one lump sum on demand and shall bear interest until paid. For purposes of this clause (ii), “present worth” shall be computed by discounting such amount to present worth at a discount rate equal to the Prime Rate as defined in Section 11.28(c).

Damages shall be due and payable immediately upon demand by Landlord following any termination of this Lease. If this Lease is terminated, Landlord may re-lease the Demised Premises or any part thereof, alone or together with other premises, for such term(s) (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Demised Premises) as Landlord, in its sole discretion, may determine. The failure or refusal of Landlord to release the Demised Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages.

Notwithstanding anything to the contrary herein, Landlord shall use reasonable efforts to release the Demised Premises, provided that Landlord shall not be required to (i) use methods or procedures other than its usual methods and procedures for finding tenants for comparable space in the Commercial Building; (ii) lease the Demised Premises in preference to any other space in the Commercial Building available for lease, regardless of when such other space became available for lease; (iii) lease the Demised Premises at rents lower than the rate at which Landlord would otherwise offer such space to a third party; (iv) make improvements to the Demised Premises at Landlord’s expense; and (v) lease the Demised Premises for any purpose or use other than specifically permitted by this Lease. Landlord shall not be liable to Tenant for Landlord’s failure to re-lease the Demised Premises despite the exercise of reasonable efforts pursuant to this Section, and no such re-leasing shall relieve Tenant of its obligations under the terms of this Lease, including, without limitation, the payment of rent as set forth herein.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain in proceedings for the termination of this Lease by reason of bankruptcy or insolvency, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

9.3 Waiver of Trial by Jury. The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises and/or any claim of injury or damage.

9.4 Landlord’s Self-Help Rights. If Tenant shall default in the performance or observance of any agreement, condition or other provision in this Lease contained on its part to be performed or observed and shall not cure such default by the expiration of the applicable grace period after notice in writing from the Landlord specifying the default, Landlord may, at its option without waiving any claim for breach of agreement at any time thereafter, cure such default for the account of Tenant and Tenant shall reimburse Landlord for any amount paid and any fee and expense or contractual liability so incurred. Landlord may cure the default of Tenant prior to the expiration of such grace period but after notice, which notice need not be in writing if confirmed forthwith by notice in writing to Tenant, if it is necessary to protect the Property or the interest of Landlord therein or to prevent reasonably expected injury to persons or damage to property. Any amount payable by Tenant to Landlord pursuant to the provisions of this Section shall be paid as part of and at the time for payment of the next installment of Annual Fixed Rent thereafter coming due.

ARTICLE X

Holding Over and Successors

10.1 Holding Over. Any holding over after the expiration of the term hereof without the written consent of the Landlord shall be construed to be a tenancy at sufferance at a rent equal to one hundred fifty percent (150%) of all of the rents herein specified and shall otherwise be on the terms and conditions herein specified so far as applicable, and Tenant shall be liable for all damages sustained by Landlord on account of such holding over.

10.2 Successors.

(a) All rights and liabilities herein given to or imposed upon the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties, except that the original Landlord named herein and each successive owner of the Demised Premises shall be liable only for obligations accruing during the period of its ownership, except as provided in subparagraph (b) below. If there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided in Article VI hereof.

(b) If the Landlord shall sell the Property or, as separate component, any or all of the improvements or the land thereunder, or transfer its entire interest in this Lease to a buyer or transferee who will assume and agree to perform and observe the obligations, covenants and conditions by the Landlord herein to be performed or observed, the Landlord, from and as of the date of such sale or transfer, shall be forever released and discharged from any and all of its obligations thereafter arising hereunder.

ARTICLE XI

Miscellaneous

11.1 Subordination.

(a) The rights and interest of Tenant under this Lease shall be subject and subordinate to any mortgage or other voluntary lien now existing or hereafter placed upon the Property and the Demised Premises and to any advances made thereunder and to the interest thereon and all extensions thereof. The subordination of this Lease to any such mortgage shall be automatic and self-operative, and no specific instrument shall be necessary to evidence such subordination, whether or not this Lease is dated, delivered and notice thereof recorded prior to or subsequent to the date, delivery and recording of said mortgage. Tenant shall execute and deliver whatever instruments may be required for such purposes. If Tenant fails to do so within ten (10) days of request, in addition to any other remedy available to Landlord, Landlord may execute, acknowledge and deliver the same as the attorney-in-fact of Tenant and in Tenant’s name, place and stead and Tenant hereby irrevocably makes, constitutes, and appoints Landlord, it successors and assigns, with full power of substitution, to so execute, acknowledge, and deliver such instruments.

(b) No assignment or sublease by Tenant of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the Lease Term or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to by Landlord’s mortgagees of record, if any.

(c) No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease or by law to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligation or termination of this Lease unless:

(i)	Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of which Tenant shall have had notice, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights; and

(ii)	such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter.

Nothing in this Section 11.1 shall be deemed to impose any obligation on any such mortgagees to correct or cure any such condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist, except that in the case of an emergency affecting health or safety, the reasonableness of any time frame shall be measured by the particular circumstances and the mortgagee’s ability legally to take effective action. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Section 11.1. The obligation of the Tenant to notify Landlord’s mortgagee as required under this Section 11.1 shall be contingent upon Landlord’s having given Tenant written notice of the names and addresses of such mortgagee(s).

(d) Landlord represents that, as of the date hereof, there is no mortgage of the Commercial Building or land upon which it is located nor is there any ground lease in effect with respect thereto.

11.2 Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Demised Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the landlord under this Lease.

11.3 Security Deposit. If any amount is specified in Section 1.1 as a security deposit, Tenant shall pay the same to Landlord upon the execution of this Lease. Landlord acknowledges receipt from Tenant of said security deposit to be held by Landlord as security without interest for and during the Lease Term, which deposit shall be returned to Tenant at the termination of this Lease, provided there has been no breach of the undertakings of Tenant. In no instance shall the amount of the security deposit be considered a measure of liquidated damages. All or any part of the security deposit may be applied by Landlord in total or partial satisfaction of any default by Tenant beyond any applicable notice and cure periods. The application of all or any part of the security deposit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have, nor shall such application by Landlord constitute a waiver by Landlord. If all or any part of the security deposit is applied to an obligation of Tenant hereunder, Landlord shall have the right to call upon Tenant to restore the security deposit to its original amount by giving notice to Tenant and Tenant shall restore the security deposit by payment thereof to Landlord within seven (7) business days thereafter. Tenant shall not have the right to call upon Landlord to apply all or any part of the security deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely at the discretion of Landlord. Upon any conveyance by Landlord of its interest under this Lease, the security deposit may be turned over by Landlord to Landlord’s grantee or transferee and upon any such delivery of the security deposit, with written notice thereof to Tenant, Tenant hereby releases Landlord herein of any and all liability with respect to the security deposit, its application and return and Tenant agrees to look solely to such grantee or transferee and it is further understood that this provision shall also be for the benefit of and be binding upon subsequent grantees and transferees.

11.4 Voting Control of Tenant. If at any time during the term of this Lease Tenant is: a corporation or a trust (whether or not having shares of beneficial interest) and there shall occur any change in the identity of any of the persons then having power to control the election or appointment of the directors, trustees or other persons exercising like functions and managing the affairs of Tenant and which change affects more than fifty percent (50%) of the voting control thereof; or

(a) a partnership or association or otherwise not a natural person (and is not a corporation or a trust) and there shall occur any change in the identity of any of the persons who then are members of such partnership or association or who comprise Tenant. Tenant shall so notify Landlord and Landlord may terminate this Lease by notice to Tenant given within ninety (90) days thereafter. If Tenant fails to so notify Landlord, Landlord may terminate at any time following the occurrence of (a) or (b) above. This Section 11.4 shall not apply if the initial Tenant named herein is a corporation and the outstanding voting stock thereof is listed on a recognized securities exchange nor if there is a change in control of the initial Tenant as a result of a merger, consolidation or sale of all or substantially all of initial Tenant’s assets, provided that Landlord is given at least thirty (30) days notice of such merger, consolidation or sale and is furnished with documentation so that Landlord may reasonably determine that in fact, there is a merger, consolidation or sale.

11.5 Waiver; Acceptance of Partial Payments. The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing by Landlord or Tenant.

11.6 Partnership. Landlord does not in any way nor for any purpose become a partner of Tenant in the conduct of its business or otherwise, or a joint venturer or a member of a joint enterprise with Tenant.

11.7 Notice. Any notice by one party to the other party hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified or registered mail, postage prepaid, receipted courier service, or, if by other means, when received by the other party, and in either case, addressed to the recipient at the address(es) first hereinabove given, or at such other address(es) as the recipient may designate by written notice.

11.8 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

11.9 Entire Agreement This Lease and any exhibits or riders attached hereto and forming a part hereof set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Demised Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

11.10 Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder (other than payment of Annual Fixed Rent, Additional Rent, or any other monetary payment, if any due hereunder) by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended, for a period equivalent to the period of such delay.

11.11 Captions, Etc. The captions, section numbers, article numbers and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease, nor in any way affect this Lease.

11.12 Gender and Number. The word “Tenant” shall be deemed and taken to mean each and every person or party mentioned as a Tenant herein, and if there shall be more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof and shall have the same force and effect as if given by or to all thereof. The use of the neuter or masculine singular pronoun to refer to Landlord and Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

11.13 Brokerage. Both Landlord and Tenant warrant and represent to the other that no person other than the Brokers listed in Section 1.1 has either shown or referred Tenant to Landlord or to the Property and each will indemnify and save the other harmless from any claims for commission or finder’s fees (other than from such Brokers which Landlord agrees to pay as provided in Section 1.1) and from fees and expenses arising therefrom based upon communications between the claimant and the party required to indemnify to the effect that the claimant showed or referred Tenant to Landlord or to the Property.

11.14 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and such term, covenant or condition of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

11.15 Legal Expenses. In case suit be brought for recovery of possession of the Demised Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed and a breach shall be established or Landlord shall otherwise prevail, Tenant shall pay to Landlord all reasonable fees and expenses incurred therefor. If Tenant shall bring suit to enforce any obligation of Landlord hereunder and such breach shall be established or Tenant shall otherwise prevail, Landlord shall pay Tenant all reasonable fees and expenses incurred therefor.

11.16 Notice of Lease. Tenant shall not record this Lease without a written consent of Landlord. However, upon the request of either party hereto, the other party shall join in the execution of a memorandum, notice or so-called “short form” of this Lease in accordance with Chapter 183, Section 4 of the General Laws of the Commonwealth of Massachusetts for the purpose of recordation. Said memorandum, notice or short form of this Lease shall describe the parties, the Demised Premises and the term and shall incorporate this Lease by reference.

11.17 Yield Up. At the expiration of the Lease Term, any extension thereof or earlier termination of this Lease, Tenant shall remove, subject to the provisions of Section 5.4, all signs and trade fixtures and personal property and all moveable interior partitions installed by Tenant and such other installations made by Tenant as Landlord may request or Tenant may elect, repair any damage caused by such removal and surrender all keys to the Demised Premises and yield up the Demised Premises (except for such interior partitions installed by Tenant and such other installations made by Tenant as Landlord shall request Tenant or Tenant shall elect to remove) broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Demised Premises by the provisions of this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Demised Premises. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Demised Premises as above described.

11.18 Status Certificate. Each party agrees from time to time, upon not less than fifteen (15) days prior written request by the other party, to execute, acknowledge and deliver to the other party a statement in writing certifying that this Lease is unmodified and in full force and effect and that the certifying party has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent, Additional Rent, and any other rent and charges

(if Tenant is the certifying party) and to perform its other covenants under this Lease (or if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications, and if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail) and the dates to which the Annual Fixed Rent, Additional Rent, and any other rent and charges have been paid. Any such statement delivered pursuant to this Section 11.18 may be relied upon by any prospective purchaser or mortgagee of the Demised Premises or the Property or any prospective assignee of any such mortgagee.

11.19 Waiver of Subrogation. All insurance which is carried by either party with respect to the Demised Premises or to furniture, fixtures, equipment or contents therein or to alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as an additional insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party, insofar as and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Demised Premises are located (even though an extra premium may result therefrom). In the event that an extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party from claims. Each party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance. Neither party shall acquire as insured under any insurance carried by the other any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to the other party any checks or other instruments in payment of loss in which it is named as payee.

11.20 Adjustments to Rentable Area. In the event that subsequent to the execution of this Lease, Landlord constructs additional space within and upon the Property, then upon the completion of such space, Landlord shall have the right to adjust the total rentable area of the Commercial Building and re-calculate Tenant’s Pro Rata Share upon completion of such space.

11.21 Confidential Information. Landlord and Tenant hereby agree that the terms and provisions of this Lease (except such terms and provisions as may be set forth in any notice or certificate expressly allowed hereunder) shall be kept strictly confidential and shall not be disclosed to third parties without the prior written consent of the other party, except if pursuant to the order of a court or governmental agency of competent jurisdiction related to proceedings in which a party hereto is required to disclose or to its lenders.

11.22 Applicable Law. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

11.23 Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

11.24 Submission Not an Offer. The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Demised Premises or an offer to lease, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Demised Premises unless and until this Lease has been executed and delivered by both Landlord and Tenant.

11.25 Signage. Landlord shall install, at no cost to Tenant, signage identifying Tenant and the location of the Demised Premises in the Commercial Building in the Grand Lobby central directory and existing subsidiary directories at entrances to the Commercial Building according to building standards. Tenant shall be entitled to install signage, in accordance with building standard criteria, at the entrance to the Demised Premises, at its expense, subject to Landlord’s prior approval. Any signs, lettering or other form of inscription displayed without prior written approval of Landlord may be removed forthwith by Landlord. The cost of such removal shall be paid by Tenant and Tenant shall thereafter restore the Demised Premises to the condition existing immediately prior to the installation of the removed signs, lettering or other form of inscription.

11.26 Corporate Authority. The undersigned officer of Tenant hereby warrants and certifies to Landlord that Tenant is a corporation duly organized and in good standing under the laws of the Commonwealth of Massachusetts and is authorized to do business in the Commonwealth of Massachusetts and to execute and deliver this Lease. The undersigned officer of Tenant hereby further warrants and certifies to Landlord that he or she, as such officer, is authorized and empowered to bind the corporation to the terms of this Lease by his or her signature hereto.

11.27 Limitation on Landlord’s Liability. Tenant specifically agrees to look solely to Landlord’s equity interest in the Property for recovery of any judgment against Landlord. Landlord shall in no event ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

11.28 Applicable Interest; Late Charge.

(a) Any amount due from Tenant to Landlord under this Lease which is not paid when due shall bear interest at the lesser of (i) 3 % above the Prime Rate on the date closest to the date such payment was required to be made hereunder or (ii) the highest legal rate permitted under the laws of the Commonwealth of Massachusetts, such interest to accrue from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

(b) In addition to and not by way of limitation of the foregoing, Landlord may also, at its election, impose a late charge equal to Five Percent (5%) of the Monthly Installment of Base Rent in effect at the time the late charge is imposed, as compensation for Landlord’s extra administrative cost of investigating and collecting a late payment.

(c) “Prime Rate”, as used herein, means, on any day, the base rate (or the higher base rate, if published as a spread of rates)- on corporate loans at large United States money center commercial banks as published in The Wall Street Journal on such day, or, if The Wall Street Journal is not published on such day, then the then most recent day of publication; provided, however, if The Wall Street Journal shall cease to be published or to publish a base rate of the type described, then the Prime Rate means, on any day, the highest per annum rate of interest then most recently quoted as the “bank prime loan” rate for “this week” in STATISTICAL RELEASE H.15(519) published from time to time by the Federal Reserve Board or any successor publication of the Board of Governors of the Federal Reserve System.

(d) Notwithstanding anything contained in this Lease to the contrary, the interest and late charges on amounts past due set forth in paragraphs (a) and (b) in this Section 11.28 shall not be applied to the first two (2) late payments in any twelve (12) month period of the Term until five (5) days after written notice of such failure from Landlord to Tenant, in accordance with Section 9.1 of this Lease.

ARTICLE XII

Exculpation

The obligations of Landlord or Tenant under this Lease do not constitute the personal obligations of their individual trustees, officers, directors or shareholders (as the case may be), and neither party shall seek recourse against the trustees, officers, directors, or shareholders of the other, or any of their personal assets, for satisfaction of any liability with respect to this Lease, Tenant’s sole and exclusive remedy hereunder being limited to Landlord’s interest in the Property and Landlord’s sole and exclusive remedy being limited to recourse to all the assets of Tenant.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed and sealed on the day and year first hereinabove written.

Witness:	LANDLORD:

TR PRESIDENTS PLACE CORP.
A Delaware corporation
	By:	/s/ Jennifer Ratcliffe
	Name:	Jennifer Ratcliffe
	Title:	President

Witness:	TENANT:

UNITED CASUALTY AND SURETY INSURANCE COMPANY,
A Massachusetts corporation
	By:	/s/ Todd S. Carrigan
	Name:	Todd S. Carrigan
	Title:	President

EXHIBIT A

Site Plan Showing the Property

To follow at a later date

A-1

EXHIBIT B

Floor Plan; including the Demised Premises

To follow at a later date

B-1

EXHIBIT C

Diagram of Wall Relocation

Existing Modifications:

See next page for Proposed Modifications.

C-1

C-2

EXHIBIT D

Janitorial Specifications

Building surfaces and furnishings shall be maintained in first class condition, free of odors, spots, stains, visible soil, dust, dirt, scuff marks, and dirt/chemical build-up. Fixtures that are not in proper working order (e.g. lights, towel/toilet tissue dispenser, toilets, etc.) shall receive proper maintenance. Specifically, the following services shall be provided by Landlord:

OFFICES

A.	DAILY

1.	Empty wastebaskets and replace liners as needed.

2.	Empty and damp clean ashtrays/receptacles.

3.	Dust building furnishings including desks, chairs, and bases, partitions, telephones, tables, filing cabinets, bookcases and shelves.

4.	Spot clean desk tops.

5.	Clean counter tops.

6.	Clean and sanitize drinking fountains.

7.	Vacuum carpet.

8.	Spot clean carpet and spot mop any hard surface floors with spills.

9.	Spot clean door.

10.	Dust mop all hard surfaced floors.

11.	Sweep all stairways.

12.	Remove trash and recyclable materials.

13.	Wet wipe all tables in designed eating areas.

B.	WEEKLY

1.	Low dust all vertical surfaces (floor to 6’) including permanent fixtures/decorations attached to walls.

2.	Clean entire desk tops (where possible).

3.	Remove fingerprints from doors, frames, light switches, kick and push plates, handles and telephones.

4.	Spot clean interior window glass.

5.	Wash tile floors.

C.	MONTHLY

1.	Dust venetian blinds.

2.	Remove cobwebs from ceiling areas.

3.	Dust air grilles and light fixtures.

4.	Vacuum upholstered furniture.

D-1

D.	QUARTERLY

	1.	Clean inside windows and partition glass.

	2.	Polish furniture.

	3.	High dust surfaces above 6’.

	4.	Wash exterior windows.

	5.	Polish and buff (no wax) resilient floors; available on a monthly basis at additional charge to Tenant of Zero and 12/100 Dollars ($0.12) per rentable square foot.

	6.	Clean carpet in high traffic areas (entrances, lobbies, lunch rooms, main traffic aisles) quarterly and spot cleaning on an “as needed” basis; cleaning of carpet with dry chemical and/or extraction method) available on a monthly basis at additional charge to Tenant of Zero and 06/100 Dollars ($0.06) per rentable square foot.

E.	ANNUALLY

	1.	Clean carpet in light traffic areas (general office) with a dry chemical and/or extraction method.

LAVATORIES

A.	TWICE DAILY

	1.	Refill all dispenser.

	2.	Remove all wastepaper and refuse.

B.	NIGHTLY

	1.	Sweep floors.

	2.	Wash floors.

	3.	Clean fixtures (toilets, dispensers, sinks, pipes) with disinfectant.

	4.	Clean and polish all metals and mirrors.

	5.	Clean partitions.

C.	QUARTERLY

	1.	Completely wash partitions/walls.

	2.	Machine scrub floor.

D-2

EXHIBIT E

Rules and Regulations

Presidents Place

1250 Hancock Street

1.	Landlord reserves the right to: (i) Close the Building at 9:00 P.M., subject however to Tenant’s right to admittance under regulations prescribed by Landlord, and to require the persons entering the Building to identify themselves and establish their right to enter or to leave the Building; (ii) Close all parking garage between the hours of 10:30 P.M. and 6:30 A.M. during weekdays; and, (iii) Close all parking garage on weekends and holiday.

2.	The sidewalks, halls, passages, elevators, and stairways shall not be obstructed by occupant or used for any purpose other than for ingress to and egress from the premises. The halls, passages, entrances, elevators, stairways, balconies, and roof are not for the use of the general public, and occupant shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of occupant and/or management shall be detrimental to the safety, character, reputation, and interest of the building and its occupants. Occupants and its employees shall not go upon the roof or vacant floors of the building without the written consent of management.

3.	The sashes, sash doors, windows, glass lights, and any lights or skylights that reflect or admit light into the halls or other places of the building shall not be covered or obstructed.

4.	Landlord shall not be responsible for lost or stolen property, equipment, money or any article taken from Leased Premises regardless of how or when loss occurs.

5.	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules without the prior written consent of Landlord.

6.	In the event Tenant must dispose of crates, boxes, etc., which shall not fit into office wastepaper baskets, it shall be the responsibility of Tenant, with Landlord’s assistance, to dispose of same. In no event shall Tenant set such item(s) in the public hallways or other areas of Building or parking facilities, excepting Tenant’s own Premises, for disposal.

7.	The toilet rooms, water and wash closets, and other water apparatus shall not be used for any purpose other than that for which they were constructed; and no foreign substances of any kind whatsoever are permitted to be used in these facilities. The cost of repair should these facilities be misused, shall be borne by the occupant who, or whose clerk, agents, servants, or visitors, shall have caused it.

8.	No safes or other objects heavier than the lift capacity of the freight elevators of the building shall be brought into or installed on the premises. Occupant shall not place a load upon any floor of the premises, which exceeds 100 pounds per square foot. The moving of safes or other heavy equipment shall occur only between such hours as may be designated by, and only upon previous notice to the manager of the building. The persons employed to move safes or other heavy equipment in or out of the building must be acceptable to management. No freight, furniture, or bulky matter of any description shall be received into the building or carried into the elevators except during hours and in a manner approved by management.

9.	Occupant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance on the premises, or suffer the premises of other occupants of the building by reason of noise, odors, and/or vibrations, or interfere in any way with other occupants or those having business therein.

10.	No animals (except Seeing Eye dogs) shall be allowed in or about the building.

11.	No bicycles are allowed inside the building. A bicycle rack is located in the 1st floor Galleria Parking Area, which is monitored by Security 24/7.

12.	Tenant shall not use any method of heating or air conditioning other than as provided by Landlord or any dedicated system approved by Landlord.

13.	Landlord reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Building and its occupants. Landlord shall provide Tenant with copies of any new and/or modified rules or regulations prior to the effective date thereof. Tenant agrees to abide by these and such other rules and regulations.

14.	Landlord reserves the right to refuse access to any persons Landlord in good faith judges to be a threat to the safety, reputation, or property of the Building and/or its occupants

15.	The movement of furniture, equipment, large or oversized merchandise and materials within, into or out of the Premises, shall be restricted as reasonably determined by Landlord (only if the movement of the foregoing furniture, equipment, merchandise or materials may (i) overload, (ii) block access to, or (iii) create a hazardous condition within, the elevators and corridors,) upon request from Tenant and Tenant shall assume all liability and risk to property, in such movement.

16.	If occupant desires telephone or telegraph connections, management will direct electricians as to where and how the wires are to be introduced. No boring or cutting wires or otherwise shall be made without specific directions from the management.

17.	Occupants, upon the termination of the tenancy, shall deliver to management all keys of offices, rooms, and toilet rooms which have been furnished to the occupant or which occupant has had made. In the event of loss of any keys furnished to the occupant, or which occupant has had made, the cost or replacement of keys, or locks if necessary, is to be paid to building management.

18.	Occupant shall not put down any floor covering on the premises without management’s prior approval of the manner and method of applying such floor covering. A combustibility and flame spread report must be on file with the building management office.

19.	Occupant assumes full responsibility for protecting its space from theft, robbery, and pilferage, which includes keeping doors, windows and other means of entry to the premises closed and locked.

20.	Occupant shall not alter any lock or install a new or additional lock or bolt on any door of the premises without prior written consent of management. If management shall give its consent, occupant shall, in each case, furnish management with a key for any such lock.

21.	On advertising or other publicity, without management’s prior written consent, occupant shall not use the name of the building except as the address of its business and shall not use pictures of the building in advertising or publicity.

22.	No sign, door plaque, advertisement or notice shall be displayed, painted or affixed by Tenant, in or on any part of the outside or inside the Building, without prior written consent of Landlord.

23.	Occupant shall not conduct a room-to-room canvas to solicit business from other occupants in the building.

24.	Occupant shall not waste electricity, water, or air conditioning and is to cooperate fully with management to assure the efficiency of the building’s heating and air conditioning systems. Office occupants shall keep corridor doors closed.

25.	All deliveries are made on the left side of the building through the loading dock. Absolutely no delivery carts of any nature are to be allowed into the lobby or onto the passenger elevators. All deliveries should be in-house (brought directly to your floor). Please notify the management office of any expected large shipments so that the necessary arrangements can be made. The vendor is required to remove all wooden crates, pallets and oversized packing cartons at the time of delivery any items left will be billed back to Tenant for disposal. No shipments should be left in the common areas.

26.	All moves shall be done before and after business hours which is before 8:00AM and after 6:00PM. Tenant should coordinate with management office to make arrangement prior to the move. The freight elevators will have restricted access to those who check in and out with the security desk upon entering and leaving the freight areas. The freight elevator is not to be propped open during moves. Service calls related to an elevator door being propped open will be billed back to tenant.

27.	Building personnel will not sign for any merchandise on behalf of the occupants. The moving of merchandise, supplies, furniture, etc., is the responsibility of the occupants and their carriers. Building personnel are not to furnish any equipment for this purpose.

28.	Presidents Place retail tenants may validate visitor’s parking tickets upon request. The standard is one hour of validated parking for each $2.50 purchase. Presidents Place office tenants may validate visitor’s parking tickets upon request by purchasing parking stamps through the management office, which is requested through the work order site. These stamps are sold in a roll of 100 at $200.00 (Rates may vary, please check with Management Office). Under certain circumstances only, the management office can validate with prior approval. If your employees have forgotten their pass for the day, they may give the garage attendant their name and company for access out of the garage.

29.	Reserved parking spaces are those spaces included in a Tenant’s lease. With these spaces, they are given designated stickers that authorize them to park in their reserved spaces. Any car not authorized to be in reserved spaces will be ticketed and are subject to towing. In addition to reserved spaces, there are Galleria “Reserved” spaces; these spaces are for visitors of the building that do not exceed a two-hour limit. These spaces are not for employees of the building. Any employees caught parking in these spaces will also be ticketed and subject to towing.

30.	Tenant shall provide Certificate of Insurance in order to verify proper insurance coverage for their Suite. Please check your Tenant Manual for the Certificate of Insurance Requirements Letter.

31.	Tenant shall not employ any service or contractor for services or work to be performed in the Building, except as approved by Landlord.

32.	All contractors and/or technicians performing work for Tenant within the Leased Premises, Building, or parking facilities shall be referred to Landlord for approval before performing such work.

33.	Tenant shall not install or operate any heating or air conditioning apparatus or carry on any mechanical operation; provided, however, that Tenant shall be permitted to maintain and operate a refrigerator in the kitchen of the Premises..

34.	Tenant shall return all keys at the termination of its tenancy and shall be responsible for the cost of replacing any keys that are lost.

35.	Tenant shall not suffer or permit smoking or carrying of lighted cigar or cigarettes in areas reasonably designated by Landlord or by applicable governmental agencies as nonsmoking areas.

36.	Tenant shall not install any antenna or aerial wires, or radio or television equipment, or any other type of equipment, inside or outside the Building, without Landlord’s prior approval.

37.	Tenant shall not conduct its business in such manner as to create any nuisance, or interfere with, annoy or disturb any other Tenant.

38.	Tenant shall not paint the Leased Premises, or mark, paint or cut into, drive nails or screw into or in any way deface any part of Leased Premises or Building without the prior written consent of Landlord.

39.	Building Access

The locations of the new access card readers that will allow after-hours access into Presidents Place by use of a proximity card are the North entrance (Saville Ave) and the garage link.

Floor Access

Access to the North Tower individual floors via the stairwells will be by card access only 24/7. Access to the individual floors via the elevator after-hours (6:00pm) will be by proximity card only, however check-in at Security will still be required. Access for non-cardholders to the individual floors during business hours via the stairwell must be requested through Security with proper identification.

Tenant Access Cards

All access card requests will continue to go directly to the Garage Manager. One proximity card will be issued to each employee free of charge to permit access to the building. For any lost or stolen cards, please notify management and request the replacement card through the work order system as soon as possible so that card can be deactivated and a new one issued. The cost for lost or stolen card replacements will remain at $15.00.

After-Hours Visitors

If a guest is expected by a Tenant after-hours (6 p.m.), a representative from that Tenant will be required to meet the guest at that building entry location and escort them to their floor.

EXHIBIT F

PARKING PLAN

EXHIBIT G

Wainscoting, Chair Rail and Baseboard Plan

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) made this 11th day of January, 2012 (“Execution Date”), by and between TR PRESIDENTS PLACE CORP., a Delaware corporation (hereinafter called “Landlord”), and UNITED CASUALTY AND SURETY INSURANCE COMPANY, a Massachusetts corporation (hereinafter called “Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated November 8, 2011 (the “Lease”), under which Landlord demised to Tenant certain premises consisting of approximately 3,155 rentable square feet in Suite 803N on the eighth (8th) floor of the North Tower (the “Demised Premises”) of the building located at 1250 Hancock Street, Quincy, Massachusetts (the “Building”), all as more particularly set forth in the Lease.

WHEREAS, Tenant has made certain permanent improvements to the Demised Premises not originally contemplated by the parties, and as consideration therefor, Landlord has agreed to provide Tenant with an additional month of occupancy in the Demised Premises, with a full abatement of the monthly installment of Annual Fixed Rent for such month.

WHEREAS, Landlord and Tenant desire to modify the Term and amend certain other provisions of the Lease, as more particularly set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the mutual agreements set forth in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and hereby agree that the Lease is amended as follows:

1.	Recitals Incorporated. The Recitals set forth above are hereby incorporated by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1.

2.	Defined Terms. Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease. All references herein to “Lease” shall be deemed to be references to the Lease, as amended hereby.

3.	Term. Landlord and Tenant hereby acknowledge and agree that the Term Commencement Date of “April 1, 2012” set forth in Sections 1.1 and 1.4(d) of the Lease shall be deleted, and “March 1, 2012” shall be substituted in lieu thereof. Further, the Term of the Lease defined in Section 1.1 of the Lease shall be extended by one (1) month to sixty-five (65) months, and the Abatement Period defined in such Section 1.1 shall be extended by one (1) month to include months 1 through 5 of the Term.

4.	Brokers. Landlord and Tenant represent and warrant that they have not dealt with any real estate broker, salesperson or finder in connection with this First Amendment, and no such person initiated or participated in the negotiation of this First Amendment or is entitled to any fee or commission in connection herewith by, through or under Tenant. Each party agrees to indemnify and hold the other party, its agents and employees harmless from and against any and all damages, liabilities, claims, actions, costs and expenses (including attorneys’ fees) arising from any claims or demands of any broker, salesperson or finder retained by or through each party for any fee or commission alleged to be due to such broker, salesperson or finder in connection with this First Amendment.

5.	Counterparts. This First Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

6.	Time is of the Essence. Time is of the essence for this First Amendment and the Lease and each provision hereof and thereof.

7.	Submission of First Amendment. Submission of this instrument for examination shall not bind Landlord and no duty or obligation on Landlord shall arise under this instrument until this instrument is signed and delivered by Landlord and Tenant.

8.	Entire Agreement. This First Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Demised Premises. Except for the Lease and this First Amendment, no prior agreements or understandings with respect to the Demised Premises shall be valid or of any force or effect.

9.	Severability. If any provision of this First Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this First Amendment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist herein.

10.	Lease In Full Force and Effect. Except as modified by this First Amendment, all of the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Lease remain in full force and effect. In the event of any conflict between the terms and conditions of this First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall prevail.

11.	Successors and Assigns. This First Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(EXECUTION PAGE FOLLOWS)

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

Witness:	LANDLORD:

Witness:	TR PRESIDENTS PLACE CORP., a Delaware corporation
	By:	/s/ Jennifer A. Ratcliffe
	Name:	Jennifer A. Ratcliffe
	Title:	President
TENANT:

UNITED CASUALTY AND SURETY INSURANCE COMPANY, a Massachusetts corporation
	By:	/s/ Todd S. Carrigan
	Name:	Todd S. Carrigan
	Title:	President

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made as of this 3rd day of June, 2016, by and between QUINCY PROPERTY OWNER I, LLC (“Landlord”) and UNITED CASUALTY AND SURETY INSURANCE COMPANY, a Massachusetts corporation (“Tenant”).

B A C K G R O U N D:

A. Reference is made to a certain Office Lease dated November 8, 2011 by and between Landlord and Tenant (the “Original Lease”), as amended by that certain Storage License Agreement dated November 2011 (the “License Agreement”) and that certain First Amendment to Office Lease dated January 11, 2012 (the “First Amendment” and collectively with the Original Lease and the License Agreement, the “Lease”) demising approximately 3,155 rentable square feet of space in Suite 803N on the eighth (8th) floor of the North Tower (the “Premises”) of the building located at 1250 Hancock Street, Quincy, Massachusetts (the “Building”) and licensing 328 square feet of storage space in Unit S-3/B-12 on the lower level of the Building. Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C. Landlord and Tenant now desire to amend the Lease as set forth herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Extension Term. The Term of the Lease is extended for a period of five (5) years commencing on August 1, 2017, and expiring on July 31, 2022 (“Extension Term”) unless otherwise terminated or extended pursuant to the terms and conditions of the Lease.

2. Option to Extend. Tenant shall have the option to extend the Extension Term for one (1) additional term of five (5) years (the “Additional Period”) on the same terms and conditions as set forth in Section 3.2 of the Lease. Wherever in Section 3.2 of the Lease the term “Extension Term” appears same shall be replaced with the term “Additional Period”.

3. Fixed Rent. Annual Fixed Rent during the Extension Term for the Premises shall be as follows:

Time Period	Annual Fixed Rent	Monthly Installments	Rate P.S.F
August 1, 2017 – July 31, 2018	$77,297.50	$6,441.46	$24.50
August 1, 2018 – July 31, 2019	$79,663.75	$6,638.65	$25.25
August 1, 2019 – July 31, 2020	$82,030.00	$6,835.83	$26.00
August 1, 2020 – July 31, 2021	$84,396.25	$7,033.02	$26.75
August 1, 2021 – July 31, 2022	$86,762.50	$7,230.21	$27.50

The Annual Fixed Rent for the Demised Premises during the Extension Term shall be payable on a monthly basis in accordance with the terms of the Lease and shall be in addition to all other amounts due and payable by Tenant pursuant to the Lease, including the cost of electricity and other utilities consumed in the Premises and all Additional Rent.

4. Storage Space Fee. The Storage Space Fee during the Extension Term shall be a gross monthly fee of Two Hundred and Fifty-Nine and 67/100 Dollars ($259.67) and shall otherwise be payable in accordance with the terms of the License Agreement.

5. As-Is; No Default. Tenant acknowledges and agrees that it currently occupies the Premises and it is satisfied with the condition thereof and of the Building and that there are no tenant improvements or contributions required to be made or paid by the Landlord. Tenant acknowledges and agrees that (a) Tenant is not in default under the terms and conditions of the Lease and is fully discharging all of its obligations under the Lease has no charge, lien or claim of offset under the Lease, or otherwise, against rents or other charges due or to become due thereunder payable to Landlord; and (b) to Tenant’s actual knowledge, Landlord is not in default under the Lease nor does any state of facts exist which, with the passage of time or the giving of notice or both, could constitute a default by Landlord under the Lease.

6. Corporate Acquisition. Tenant has advised Landlord that Tenant’s shareholders have entered into a Stock Purchase Agreement wherein General Indemnity Group, LLC will purchase all of the outstanding capital stock of Tenant (the “Transaction”). Landlord agrees to waive the Landlord termination right contained in Section 11.4 with respect to the Transaction only. Tenant represents and warrants that its execution of this Second Amendment is not in violation of any of the terms of the Stock Purchase Agreement and acknowledges that the Lease, and this Second Amendment, shall remain in full force and effect following the closing of the Transaction.

7. Brokers. Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Second Amendment other than Jones Lang LaSalle (the “Broker”), who is Landlord’s broker, and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this Second Amendment, other than the Broker, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim. Any commission due the Broker shall be Landlord’s responsibility.

8. Ratification. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. Landlord and Tenant hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

2

9. Counterparts. This Second Amendment may be signed in any number of counterparts, each of which so executed shall be deemed original and such counterparts shall together constitute the Second Amendment. Facsimile signatures shall be sufficient and binding.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

3

IN WITNESS WHEREOF the parties hereto have executed this Second Amendment to Office Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:		TENANT:

QUINCY PROPERTY OWNER I, LLC		UNITED CASUALTY AND SURETY INSURANCE COMPANY

By:	/s/ Stephen N. Faber	By:	/s/ Todd S. Carrigan
	Stephen N. Faber, its authorized signatory		Name: Todd S. Carrigan
Title: President

4

Certification

This certification is being provided to Quincy Property Owner 1, LLC (QPO) in connection with the execution of a certain Second Amendment to Office Lease regarding a (5) year extension of the Office lease and related storage license agreement, between QPO and United Casualty and Surety Insurance Company, Suite 803N 1250 Hancock Street, Quincy, MA 02170.

I, Timothy M. Carrigan, Secretary of United Casualty and Surety Insurance Company hereby certify that the following information is true and accurate.

1.	Todd S. Carrigan is the President of United Casualty and Surety Insurance Company

2.	The President is empowered to sign all leases under Article XIII “Execution of Instruments” of the By-Laws of United Casualty and Surety Insurance Company.

3.	All provisions of the By-Laws of the corporation are in full force and effect and have not been changed or revoked.

Signed this 3rd day of June, 2016

/s/ Timothy M. Carrigen

Timothy M. Carrigen, Secretary

Commonwealth of Massachusetts

County of Norfolk

On this 3rd day of June, 2016 before me personally appeared Timothy M. Carrigan, to me personally known, who being sworn, did say the he is the Secretary of United Casualty and Surety Insurance Company, and that the seal affixed to this instrument is the corporate seal of United Casualty and Surety Insurance Company, and that said instrument was signed and sealed on behalf of United Casualty and Surety Insurance Company.

/s/ Todd S. Carrigan

Todd S. Carrigan, Notary Public

My commission expires November 16, 2018